Exhibit 2.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT.  THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY [***].  THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

DATED	8 APRIL 2005

(1) THOSE PERSONS LISTED IN SCHEDULE 1

- and -

(2) STEWART & STEVENSON TVS UK LIMITED

AGREEMENT

relating to

the sale and purchase of the whole of the
issued share capital of Automotive Technik
(Holdings) Limited

CONTENTS

1.	DEFINITIONS AND INTERPRETATION

2.	SALE AND PURCHASE OF SHARES

3.	CONSIDERATION

4.	COMPLETION

5.	WARRANTIES AND LIMITATIONS ON LIABILITY

6.	INDEMNITIES

7.	VENDORS’ COVENANTS

8.	TAXATION

9.	INTENTIONALLY OMITTED

10.	FURTHER ASSURANCE AND ATTORNEY

11.	ANNOUNCEMENTS

12.	COSTS

13.	SUCCESSORS AND ASSIGNMENT

14.	ENTIRE AGREEMENT

15.	TIME FOR PERFORMANCE

16.	VARIATIONS

17.	WAIVER

18.	AGREEMENT CONTINUES IN FORCE

19.	SEVERABILITY

20.	NOTICES

21.	COUNTERPARTS

22.	THIRD PARTY RIGHTS

23.	GOVERNING LAW AND JURISDICTION

SCHEDULE 1

Details of the Vendors, the Shares and the Consideration

SCHEDULE 2

Part 1

The Company

Part 2

The Subsidiaries

SCHEDULE 3

The Warranties

Part 1

General

SCHEDULE 4

Taxation

Part 1

Definitions and interpretation

Part 2

Tax Warranties

Part 3

Tax Covenant

Part 4

Limitations and Procedure

SCHEDULE 5

Part 1

Limitation of the Warrantors’ liability

SCHEDULE 6

Completion

SCHEDULE 7

The Properties

Leasehold

SCHEDULE 8

Determination of Net Asset Value

Part 1

Preparation of the Completion Statement

Part 2

Specific accounting policies to be adopted in drawing up the Completion Statement

Part 3

Format of Completion Statement

THIS AGREEMENT is made on 8 April 2005

BETWEEN

(1)                                 THOSE PERSONS whose names and addressed are set out in schedule 1 (“Vendors”); and

(2)                                STEWART & STEVENSON TVS UK LIMITED, a company registered in England and Wales with number 4378769 whose registered office is at 22 Melton Street, London NW1 2BW (“Purchaser”).

BACKGROUND

A             Automotive Technik (Holdings) Limited (“Company”) is a private company limited by shares.  Further information relating to the Company and its Subsidiaries is set out in schedule 2.

B             The Vendors are the beneficial owners or are otherwise able to procure the transfer of the numbers of Shares set opposite their respective names in column (2) of schedule 1.

C             The Vendors have agreed to sell and the Purchaser has agreed to purchase the Shares for the consideration and upon the terms and conditions set out in this agreement.

IT IS HEREBY AGREED:

1.                                      DEFINITIONS AND INTERPRETATION

1.1           In this agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:

“1985 Act” means the Companies Act 1985;

“1989 Act” means the Companies Act 1989;

“A Ordinary Shares” means the 94,526 issued and allotted A ordinary shares of £1 each in the capital of the Company;

“Accounts” means the audited consolidated accounts of the Company and the Subsidiaries comprising (inter alia) the audited consolidated balance sheet as at the Accounts Date and the audited consolidated profit and loss account for the period ended on the Accounts Date, the notes and the cash flow statement relating thereto and the reports of the directors and auditors thereon;

“Accounts Date” means 31 December 2004;

“Adjustment Retention Account” means the bank account to be established jointly by the Purchaser’s Solicitors and the Vendor’s Solicitors in regards to the Adjustment Retention Amount;

“Adjustment Retention Amount” means £237,168.18;

“Affiliates” means, with respect to any specified Person, any officer, director, or any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person;

“Business Day” means a day other than a Saturday or Sunday on which banks are open for commercial business in the City of London;

“Business Intellectual Property” means all Intellectual Property used, owned or licensed by or licensed to the Company or any of the Subsidiaries in, or in connection with, its business;

“Claim” means any claim in respect of any breach of the Warranties, the Indemnities or the Tax Covenant;

“Companies Acts” means the 1985 Act, the 1989 Act and the Companies Consolidation (Consequential Provisions) Act 1985;

“Completion” means the performance of all the obligations of the parties to this agreement set out in clause 4;

“Completion Board Minutes” means minutes of meetings of the boards of directors of the Company and the Subsidiaries in the agreed form;

“Completion Date” means 5.00 pm on the date of this agreement;

“Completion Allocation Schedule” means the schedule setting out the allocation of the Consideration between the Vendors in the agreed form annexed to this agreement;

“Completion Statement” means a statement setting out the Net Asset Value and prepared and agreed or determined in accordance with schedule 8;

“Computer Systems” means the computer systems used by the Company or any of the Subsidiaries at any time, or computer processors, associated and peripheral equipment, computer programs, technical and other documentation and data entered into or created by the foregoing from time to time;

“Confidential Information” means information (however stored) relating to or connected with the business, customers or financial or other affairs of the Company or any of the Subsidiaries details of which are not in the public domain including, without limitation, information concerning or relating to:

(a)                                   the Business Intellectual Property and any other property of the Company or any of the Subsidiaries in the nature of Intellectual Property;

(b)                                  any technical processes, future projects, business development or planning, commercial relationships and negotiations; and

(c)                                   the marketing of goods or services including, without limitation, customer, client and supplier lists, price lists, sales targets, sales statistics, and details of contractual arrangements and any other matters concerning the clients or customers of the Company or any of the Subsidiaries.

“Consideration” means the consideration for the Shares set out in clause 3.

“Consideration Loan Notes” means the bank guaranteed loan notes in the agreed form of an aggregate principal amount of up to £992,142 to be issued by the Purchaser under the Loan Note Instrument to certain of the Vendors as part of the Consideration;

“Covenantors” means the Warrantors and Gary Mawer;

“Disclosure Letter” means the letter of even date with this agreement signed by the Warrantors and delivered to the Purchaser relating to the Warranties together with any documents annexed to it;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, equity, right to acquire, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind or any other type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

“Existing Loan Stock” means all existing loan stock issued by the Company under the following instruments:

(a)                                  £750,000 guaranteed secured variable rate loan stock 2007;

(b)                                 £400,000 guaranteed secured 20% loan stock 2008; and

(c)                                  £1,190,000 guaranteed secured 20% loan stock 2008;

“FSMA” means Financial Services and Markets Act 2000;

[***]

“Governmental Entity” means any national, state or local government or any subdivision thereof or any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

“Group” means the Company and the Subsidiaries and references to a “member of the Group” or a “Group member” shall be construed accordingly;

“Indebtedness” means in relation to any member of the Group, any contract, agreement, indenture, note or other instrument relating to the borrowing of money, any capitalized lease obligation, any obligation properly classified as indebtedness under generally accepted accounting principles in the United Kingdom or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than any other member of the Group) (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business and any trade creditors arising from the ordinary course of business) and shall specifically include any amounts owed to any of the Vendors or their respective Affiliates (other than any unpaid salaries or other ordinary course benefits or consultancy or directors fees payable to the Vendors or such Affiliates);

“Indemnities” means the indemnities set out in clause 6;

“Intellectual Property” includes patents, inventions, know-how, trade secrets and other confidential information, registered designs, copyrights, data, database rights, design rights, rights affording equivalent protection to copyright, design rights, trade marks, service marks, logos, domain names, business names, trade names, and all registrations or applications to register any of the aforesaid items, rights in the nature of any of the aforesaid items in any country or jurisdiction, rights in the nature of unfair competition rights and rights to sue for passing-off;

“Loan Note Instrument” means the instrument dated the same date as this agreement created by the Purchaser constituting £992,142 guaranteed 2 per cent loan notes 2007;

“Lock Stock Holders” means Close Brothers Development VCT Plc, Close Technology and General VCT Plc, Bamboo Investment Plc, Sir Colin Chandler, Alan Stanley, David Basham, Simon Gurney, William Birkett and Gary Mawer;

“Management Accounts” means the unaudited consolidated balance sheet and profit and loss account of the Company and the Subsidiaries in the agreed form as at and for the two months period to 28 February 2005;

“Material Adverse Change” means (i) any change or event that is materially adverse to  the financial condition, assets, liabilities (contingent or otherwise), results of operations, business or prospects (which shall mean the ability of the Company and the Subsidiaries to achieve the Projections) of the Company or any Subsidiary or (ii) the ability of Purchaser to conduct the business after the Completion Date as the business is being conducted by the Company and the Subsidiaries as of the date hereof;

“Net Asset Value” means the net asset value of the Group at the Completion Date as determined in accordance with clause 3 and schedule 8;

“New Zealand Contracts” means the Company’s or any of its Subsidiaries’ contracts (provided such contracts were entered into prior to the date of this agreement) with:

(i)                                     Her Majesty the Queen in Right of New Zealand, acting through and by the Secretary of Defence (the Crown) (including without limitation Contract Nos. AD 1-424-40-6 and AD 1-424-60-6); and

(ii)                                  Her Majesty the Queen in Right of Her Government in New Zealand acting by and through the Chief of the Defence Force (the Army) (including without limitation the Logistics Services Agreement dated 14 April 2004);

“Ordinary Shares” means the 168,570  issued and allotted ordinary shares of £1 each in the capital of the Company;

“Other Vendors” means Alan Stanley, Jonathan Etherington, Tim Lightfoot, Bill Waddell, Gavin Ford, Mark Grantham, Gary Risk and Mark Dickinson;

“Outstanding Indebtedness” means

(i)                                      the sum of £2,241,561 owed by the Company to the Loan Stock Holders pursuant to Existing Loan Stock;

(ii)                                   the sum of £2,206,196 owed by the Company to the Austrian corporations Magna-Steyr-Fahrzeugtechnik and Steyr-Daimler-Puch Fahrzeugtechnik and any of their respective Affiliates;

being, in each case, all principal and accrued interest and any fee, prepayment fee, costs or penalties payable thereunder;

“Person” means any corporation, association, partnership, organization, private or public company limited by shares, an individual or a Governmental Entity;

“Product” means any product, item of equipment, hardware, software, micro-processor or embedded control system (or other item containing, using or dependent on any of the foregoing) supplied by the Company;

“Projections” means the financial forecasts of the Company and the Subsidiaries for the financial years ended 31 December 2005 and 31 December 2006 as annexed to the Disclosure Letter;

“Properties” means the leasehold land and premises described in schedule 7 and any part or parts thereof;

“Purchaser’s Group” means the Purchaser, any subsidiary or holding company of the Purchaser or any subsidiary of such holding company;

“Purchaser’s Solicitors” means Fulbright & Jaworski International L.L.P. of 90 Long Acre WC2E 9RA;

“Relevant Vendors” means the Vendors other than the Other Vendors;

“Restricted Business” means the business of supplying and manufacturing all terrain military field vehicles and mobile equipment and the supply of all services relating thereto carried on by the Company or any of the Subsidiaries at the Completion Date.

“Retention Account” means the bank account to be established jointly by the Purchaser’s Solicitors and the Vendors’ Solicitors in regards to the Retention Amount;

“Retention Amount” means £1,423,009.09;

“Retention Bank” means The Royal Bank of Scotland plc;

“Retention Letters” mean the letters in the agreed form from the Vendors’ Representatives to the Vendors’ Solicitors and the Purchaser’s Solicitors in relation to the operation of the Adjustment Retention Account and the Retention Account;

“Retention Loan Notes” means the bank guaranteed loan notes in the agreed form of an aggregate principal amount of up to £89,822.73 as set out in columns 8 and 9 of the Completion Allocation Schedule to be issued by the Purchaser under the Loan Note Instrument to certain of the Vendors in accordance with the provisions of clause 3;

“Share Warranties” means the warranties set out in schedule 3;

“Shares” means the Ordinary Shares and the A Ordinary Shares comprising the whole of the issued share capital of the Company;

“Subsidiaries” means all the subsidiary undertakings of the Company at the date hereof further details of which are set out in part 2 of schedule 2 and “Subsidiary” shall mean any of them;

“Target Net Asset Value” means £2,611,827;

“Tax Covenant” means any covenant set out in part 3 of schedule 4;

“Tax Warranties” means the warranties on the part of the Warrantors in relation to taxation set out in part 2 of schedule 4;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“Territory” means [***] and any other countries in which the Company of any of the Subsidiaries conducts or has, within the period of 5 years prior to Completion, conducted the Restricted Business, whether directly or indirectly and whether by means of agents, distributors, sub-contractors or otherwise;

“VAT” means value added tax;

“Vendors’ Accountants” means BDO Stoy Hayward LLP of Connaught House, Alexandra Terrace, Guildford, Surrey GU1 3DA;

“Vendors’ Representatives” means Emil Gigov (or such other person, being an officer or employee of CVML, whom Close Venture Management Limited (“CVML”) whom CVML may from time to time notify to the Purchaser in substitution for Emil Gigov) and Alan Stanley (or such other person, being a Warrantor, notified to the Purchaser from time to time in substitution for Alan Stanley by such of the Warrantors as hold a majority of the aggregate number of Ordinary Shares held by the Warrantors immediately prior to Completion);

“Vendors’ Solicitors” means DLA Piper Rudnick Gray Cary UK LLP of 3 Noble Street London EC2V 7EE;

“Warranties” means the Share Warranties and the Tax Warranties;

“Warrantors” means Alan Mawer, David Findlay, Alan Stanley, Simon Gurney and Sir Colin Chandler.

1.2           In this agreement where the context admits:

1.2.1                save in relation to schedule 4, words and phrases which are defined or referred to in or for the purposes of the Companies Acts have the same meanings in this agreement (unless otherwise expressly defined in this agreement);

1.2.2                sections 5, 6, 8 and 9 of and schedule 1 to the Interpretation Act 1978 apply in the same way as they do to statutes;

1.2.3                reference to a statutory provision includes reference to:

1.2.3.1             any order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force (whenever made);

1.2.3.2             any modification, amendment, consolidation, re-enactment or replacement of it or provision of which it is a modification, amendment, consolidation, re-enactment or replacement except to the extent that any modification, amendment, consolidation, re-enactment or replacement made after the date of this agreement would increase the liability of any of the parties hereto;

1.2.4                reference to statutory obligations shall include obligations arising under Articles of the Treaty establishing the European Community and regulations and directives of the European Union as well as United Kingdom acts of Parliament and subordinate legislation;

1.2.5                reference to a clause, schedule or paragraph is to a clause, schedule or a paragraph of a schedule of or to this agreement respectively;

1.2.6                reference to the parties to this agreement includes their respective successors, permitted assigns and personal representatives;

1.2.7                reference to any gender includes the other genders;

1.2.8                reference to any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

1.2.9                the index, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this agreement;

1.2.10              this agreement incorporates the schedules to it;

1.2.11              a person shall be deemed to be connected with another if that person is so connected within the meaning of section 839 of the Taxes Act;

1.2.12              all covenants, warranties, representations, undertakings and indemnities given or made by the Vendors or the Warrantors in this agreement are given or made severally.  The liability of the Warrantors in respect of any Claim shall be apportioned as follows:

Alan Mawer	40.70%

David Findlay	40.70%

Alan Stanley	7.26%

Simon Gurney	2.26%

Sir Colin Chandler	9.08%

1.2.13              in clause 5 and 6 and schedules 3 and 4 references to “the Company” shall, in addition to the Company, include every Subsidiary to the intent and effect that the provisions of clause 5 and the Warranties and schedule 4 shall apply to and be given in respect of each Subsidiary as well as the Company and any reasonable question, ambiguity or dispute regarding the intent or effect of this provision shall be resolved in favour of the Purchaser;

1.2.14              where any statement is qualified by the expression “to the best of the knowledge, information and belief of the Warrantors” or “so far as the Warrantors are aware” or words of similar expression or effect each Warrantor shall be deemed to have knowledge of the actual knowledge of each Warrantor in each case reasonably comprehensive enquiry having been made by the Warrantors, of Jonathan Etherington, Tim Lightfoot, Mark Walton, Gary Mawer, Bill Waddell, Philip Moores, Graham Auker and Richard Ruscoe;

1.2.15              the “agreed form” in relation to any document means the form agreed between the parties to this agreement and, for the purposes of identification only, initialled by or on behalf of the parties;

1.2.16              reference to “including” or any words of similar effect mean including without limiting the generality of any description preceding such term;

1.2.17              reference to any English legal term (including any statute, authority, legislation or regulation) shall, in relation to Automotive Technik New Zealand Limited, be deemed to include what most closely approximates in New Zealand the English legal term.

2.                                      SALE AND PURCHASE OF SHARES

2.1           Each of the Vendors shall sell with full title guarantee the number of Shares set opposite his name in column (2) of schedule 1 and the Purchaser shall purchase the Shares free from all Encumbrances and together with all rights of any nature which are now or which may at any time become attached to them or accrue in respect of them including all dividends and distributions declared paid or made in respect of them after the date of this agreement.

2.2           Each of the Vendors hereby waives any right of pre-emption or other restriction on transfer in respect of the Shares or any of them conferred on him under the articles of association of the Company or otherwise and agrees to procure before Completion the irrevocable waiver of any such right or restriction conferred on any other person.

3.                                      CONSIDERATION

3.1           Subject to adjustment pursuant to clause 3.2 the Consideration payable by the Purchaser to the Vendors for the purchase of the Shares shall be £20,552,243 which shall:

3.1.1                be paid as to £19,560,102.14 in cash in immediately cleared funds at Completion, of which (i) £17,899,924.87  shall be paid to the account of the Vendors’ Solicitors and apportioned between the Vendors in the amounts set opposite their names in column 5 of the Completion Allocation Schedule, and (ii):

3.1.1.1     the Adjustment Retention Amount shall be paid into the Adjustment Retention Account; and

3.1.1.2     the Retention Amount shall be paid into the Retention Account;

3.1.2                be satisfied:

3.1.2.1             as to £902,318.47 by the allotment and issue to the Other Vendors of the number of Consideration Loan Notes set opposite their respective names in column 6 of the Completion Allocation Schedule;

3.1.2.2             as to up to £89,822.73 by the allotment and issue to certain of the Other Vendors of up to the number of Retention Loan Notes set opposite their respective names in columns 8 and 9 of the Completion Allocation Schedule, such allotment and issue by the Purchaser to take place in accordance with this clause 3 and such Retention Loan Notes that are issued shall be deemed to have accrued interest in an amount equal to the interest that would have accrued thereon from Completion to the date of issue of the Retention Loan Notes if they had been issued at Completion.

3.2           The Vendors and the Purchaser shall procure that a Completion Statement is prepared in accordance with schedule 8 and upon agreement or determination of the Completion Statement the provisions of clause 3.3 to 3.7 shall apply;

3.3           If the Net Asset Value is equal to or greater than £2,411,827:

3.3.1                the Vendors’ Representatives (on behalf of the Vendors) and the Purchaser shall send written instructions to the Vendors’ Solicitors and the Purchaser’s Solicitors respectively requesting them to instruct the Retention Bank forthwith to release the Adjustment Retention Amount to the Relevant Vendors in proportion to the percentages set opposite their names in column 4 of schedule 1;

3.3.2                the Purchaser shall allot and issue such of the Retention Loan Notes to the Other Vendors in the amounts set opposite their respective names in column 8 of the Completion Allocation Schedule;

3.3.3                and, if the Net Asset Value exceeds £2,811,827 the Purchaser shall pay in cash in immediately cleared funds by transfer of funds through a UK clearing bank to the Vendors’ Solicitors the amount by which the Net

Asset Value exceeds the Target Net Asset Value, such cash to be apportioned between the Vendors in the proportions set out opposite their respective names in column (4) of schedule 1 and the Vendors’ Solicitors receipt shall be a sufficient discharge for such sum and the Purchaser shall not be concerned to see to the application thereof.

3.4           If the Net Asset Value is less than £2,411,827, but more than £2,361,827 the Vendors shall reimburse to the Purchaser the amount (“Reduction Amount”) by which the Net Asset Value is less than the Target Net Asset Value, such Reduction Amount to be satisfied as to 94.88% by payment from the cash standing to the credit of the Adjustment Retention Account and, a reduction in the number of the Retention Loan Notes which, but for this clause 3.4, would otherwise be allotted and issued by the Purchaser pursuant to clause 3.1.2.2, on the basis that the number of Retention Loan Notes (if any) to be allotted and issued to the Vendors in accordance with the provisions of this clause 3.4 shall be reduced by such number of Retention Loan Notes which have an aggregate nominal value equal to 5.12% of the Reduction Amount and the reduction in the entitlement of such Vendors to the Retention Loan Notes in accordance with the provisions of this clause 3.4 shall be made pro rata to the respective entitlements of such Vendors to the Retention Loan Notes (by nominal value) set out in columns (8) of the Completion Allocation Schedule; and

3.4.1                the Vendors’ Representatives (on behalf of the Vendors) and the Purchaser shall send written instructions to the Vendors’ Solicitors and the Purchaser’s Solicitors respectively requesting them to instruct the Retention Bank forthwith to release from the Adjustment Retention Account;

(a)            such cash payment (including accrued interest thereon) to the Purchaser in order to comply with this clause 3.4;

(b)           the balance (if any) of the amount standing to the credit of the Adjustment Retention Account (including accrued interest thereon) to each of the Relevant Vendors with cash amounts in proportion  to the percentages set opposite their names in column (4) of schedule 1, in proportion to those cash amounts relative to each other; and

3.4.2                the Purchaser shall allot and issue the balance (if any) of the Retention Loan Notes to which each Vendor with Retention Loan Notes set opposite his name in column (8) of the Completion Allocation Schedule is entitled after the pro-rata reduction referred to above.

3.5           If the Net Asset Value is less than £2,361,827:

3.5.1        the Vendors’ Representatives and the Purchaser shall send written instructions to the Vendors’ Solicitors and the Purchaser’s Solicitors respectively requesting them to forthwith release the amount standing to the credit of the Adjustment Retention Account to the Purchaser;

3.5.2        the Purchaser shall not be obliged to issue to the Vendors the Retention Loan Notes detailed in column (8) of Completion Allocation Schedule;  and

3.5.3        the Vendors shall pay in cash in immediately cleared funds by transfer of funds through a UK clearing bank to the Purchaser’s Solicitors the amount by which the Net Asset Value is less than £2,361,827, such payments to be apportioned between the Vendors in the proportions set opposite their respective names in column (4) of schedule 1 and the Purchaser’s Solicitors receipt shall be a sufficient discharge for such sum.

3.6           If any payment is required to be made by the Vendors to the Purchaser pursuant to clause 3.4 or 3.5, any such payment made by the Vendors to the Purchaser shall, so far as possible, be treated as a reduction in the Consideration;

3.7           Any payment to be made pursuant to clauses 3.3, 3.4 or 3.5 shall be paid within five Business Days of agreement or determination of the Completion Statement.

3.8           Subject as provided by the following provisions, the Vendors’ Representatives and the Purchaser shall instruct the Purchaser’s Solicitors and the Vendors’ Solicitors that the amount standing to the credit of the Retention Account shall be released to the Relevant Vendors from the Retention Account on 30 June 2006 (“Release Date”):

3.9           The Purchaser shall before the Release Date be entitled to assert against the Warrantors any Claim (or any claim against the Vendors pursuant to clause 5.6 of this agreement) (“Relevant Claim”), by serving notice on the Vendors (“Notice of Claim”) setting out the Purchaser’s good faith pre-estimate of the Warrantors’ (or the Vendors’) liability in respect of the Relevant Claim.

3.10         To the extent that any such good faith pre-estimates of Relevant Claims (taken as a whole) are less than or equal to the Retention Amount, the provisions of clause 3.11 shall apply.

3.11         Notwithstanding the provisions of clause 3.8, if one or more Notices of Claim have been served prior to the Release Date only such amount as exceeds the aggregate of all good faith pre-estimates of Relevant Claims shall be released from the Retention Account until such time as all Relevant Claims then asserted have been Settled.  Following Settlement of any such Relevant Claims, the Vendors’ Representatives and the Purchaser shall instruct the Purchaser’s Solicitors and the Vendors’ Solicitors to instruct the Retention Bank to make the following payments out of the Retention Account:

3.11.1      to the Purchaser a sum equal to the aggregate sum then remaining due to the Purchaser in respect of all Relevant Claims which have been Settled or the total Retention Amount (whichever shall be the lesser sum) together with a proportion of the interest earned on the Retention Account equal to the proportion that the sum paid to the Purchaser under this clause 3.11.1 (excluding interest) bears to the Retention Amount; and

3.11.2      to the Relevant Vendors the balance of the Retention Amount (if any) or the amounts which but for the provisions of this clause 3.11 would have been released to the Relevant Vendors pursuant to clause 3.8 by the date of payment pursuant to this clause 3.11 (whichever shall be the lesser sum) together with the balance of the interest earned thereon in the same proportions set out in column 4 of the Completion Allocation Schedule.

3.12         To the extent that such good faith pre-estimate of a Relevant Claim is greater than the amount standing to the credit of the Retention Account from time to time, the provisions of clause 3.11 shall apply in respect of the part of such Relevant Claim which is equal to the amount standing to the credit of the Retention Account and the provisions of clause 3.14 shall apply in respect of such excess.

3.13         Any interest earned on the sum standing to the credit of the Retention Account from time to time shall, subject to clause 3.11 (as the case may be), belong to the Relevant Vendors.

3.14         The Purchaser agrees that, unless the Vendors’ Representatives agree otherwise, any payment made to it pursuant to clauses 3.9 to 3.20 (inclusive) in respect of a Claim shall satisfy pro tanto an amount of the Relevant Claim equal to the amount of the payment multiplied by E where:

E =     100
          94.88

and that any liability of the Vendors pursuant to a Relevant Claim shall first be satisfied pursuant to the provisions of clauses 3.9 to 3.20 (inclusive) but the provisions of clauses 3.9 to 3.20 (inclusive) shall not otherwise prejudice the Purchaser’s rights to make a Claim against the Warrantors or a claim against the Vendors pursuant to clause of this 5.6 agreement.

3.15         If any amounts are paid to the Relevant Vendors pursuant to clauses 3.8 to 3.14 (inclusive) the Purchaser shall issue to each of the Other Vendors such number of Retention Loan Notes as have an aggregate nominal value equal to D where

D = A * C

          B

A= the amount of any payment (excluding any part of that payment which constitutes interest) to the Relevant Vendors

B = 94.88

C = the percentage figure set opposite the name of the relevant Other Vendor in column (4) of Schedule 1

For the avoidance of doubt the maximum nominal value of Retention Loan Notes capable of being issued pursuant to this clause 3.15 shall not exceed £89,822.73.

3.16         A claim shall be treated as “Settled” for the purposes of this clause 3 if:

3.16.1      the Vendors’ Representatives and the Purchaser shall so agree in writing; or

3.16.2      a court of competent jurisdiction has awarded judgment in respect of the claim and no right of appeal lies in respect of such judgment or the parties are debarred by passage of time or otherwise from making any appeal.

3.17         The Vendors hereby severally, irrevocably and unconditionally authorise the Vendors’ Representatives to give (at the discretion of the Vendors’ Representatives) all necessary or desirable instructions to the Vendors’ Solicitors and the Purchaser’s Solicitors in accordance with the terms of the Retention Letters.  The Vendors jointly and severally agree to indemnify the Vendors’ Representatives (in the proportions set opposite their respective names in column (4) of schedule 1) against all liabilities incurred by them under the Retention Letters except for liabilities incurred by them resulting from their wilful misconduct or gross negligence.

3.18         Without prejudice to the Vendors’ Representatives’ obligations to the Purchaser, any decision, direction, approval or consent of the Vendors’ Representatives under this agreement shall only be valid if given jointly by the Vendors’ Representatives.

3.19         Fractions of Retention Loan Notes or Consideration Loan Notes shall not be issued but shall be satisfied by the payment by the Purchaser to the Other Vendors of an equivalent cash amount.

3.20         For the avoidance of doubt references to the “proportions set out in column 4 of the Completion Allocation Schedule where used in reference to the Relevant Vendors” shall mean the ratios of such percentage figures to each other and not the percentage figures themselves.

4.                                      COMPLETION

4.1           Completion shall take place at the London offices of the Vendors’ Solicitors on the Completion Date when each of the parties shall comply (or waive compliance) with the provisions of schedule 6.

4.2           The Purchaser shall not be obliged to complete the purchase of the Shares under this agreement unless the Vendors comply fully with their obligations under schedule 6 (or Purchaser waives such compliance) and unless the purchase of all the Shares is completed simultaneously (but so that completion of the purchase of some of the Shares will not affect the rights of the Purchaser with respect to the others).

5.                                      WARRANTIES AND LIMITATIONS ON LIABILITY

5.1           The Warrantors warrant to the Purchaser that at the date of this agreement each of the statements set out in schedule 3 and part 2 of schedule 4 is true and correct.

5.2           The Warrantors acknowledge that the Purchaser is entering into this agreement in reliance on each Warranty.

5.3           Each of the Warranties shall be construed as a separate and independent warranty and (except where this agreement provides otherwise) shall not be limited or restricted by reference to or inference from any other term of this agreement or any other Warranty.

5.4           The rights and remedies of the Purchaser in respect of any breach of any of the Warranties or any of the warranties made in this clause 5 shall survive Completion.

5.5           Each of the Warrantors waives and may not enforce any right which he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company or its directors, officers or employees in enabling the Warrantors to give the Warranties and any representations or to prepare the Disclosure Letter.

5.6           Each Vendor severally warrants in respect of himself and/or (as appropriate) the Shares held by such Vendor that:

5.6.1                such Vendor has full capacity, power and authority and has taken all action necessary to execute and deliver this agreement (or the power of attorney executed by such Vendor and annexed to the Disclosure Letter) and any other agreed form documents to which such Vendor is a party and to exercise such Vendor’s rights and perform such Vendor’s obligations under this agreement and this agreement, any such power of attorney and any such agreed form documents to be executed on or before Completion by such Vendor have been duly executed by such Vendor (or such duly authorized representative of such Vendor pursuant to a power of attorney executed by such Vendor and annexed to the Disclosure Letter) and constitute valid and binding obligations enforceable against such Vendor in accordance with their terms;

5.6.2                there is no Encumbrance on, over or affecting the Shares and there is no agreement or commitment to give or create any such Encumbrance or negotiations which may lead to such an agreement or commitment and no claim has been made by any Person to be entitled to an Encumbrance in relation thereto;

5.6.3                such Vendor is entitled to sell and transfer the full legal and beneficial ownership in the Shares to the Purchaser and neither such sale nor the execution, delivery and performance of this agreement and the agreed form documents to be executed and delivered by such Vendor will:

5.6.3.1     violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to such Vendor or any of its properties or assets;

5.6.3.2     conflict with, or result in any breach of, or default or loss of any right under (or an event or circumstance that, with notice or the lapse of time, or both, may result in a default), or the creation of an Encumbrance pursuant to, or cause or permit the acceleration prior to maturity of any amounts owing under, any indenture, mortgage, deed of trust, lease or other agreement to which such Vendor is a party or to which any of its assets are subject;

5.6.3.3     require the consent, approval, clearance, waiver, order or authorization of any Person or Governmental Entity that has not been obtained; and

5.6.4                there is no litigation, arbitration, prosecution, administrative or other legal proceeding or dispute in existence or threatened against such Vendor in respect of the Shares or such Vendor’s entitlement to transfer or otherwise dispose of the Shares and there are no circumstances known to such Vendor which might give rise to any such proceedings or any such dispute;

5.7           The provisions of schedule 5, part 1 shall apply to limit the liability of the Warrantors.

6.                                      INDEMNITIES

6.1           The Warrantors agree to indemnify and keep indemnified the Purchaser from and against all or any losses, liabilities, costs, charges and expenses (including reasonable legal expenses) in any jurisdiction which the Purchaser or the Company (and for the purposes of this clause 6, the “Company” shall be deemed to refer to both the Company and the Subsidiaries) may suffer arising from:

6.1.1        orders having been placed by or received by Automotive Technik Fabrications Limited (“ATF”) otherwise than in writing or any failure by ATF to enforce or cause third parties to be bound by ATF’s standard terms and conditions;

6.1.2        any material agreement (being an agreement or arrangement requiring the expenditure or series of related expenditures of funds in excess of £25,000), or agreement with a Governmental Entity entered into by the Company which has not been disclosed to the Purchaser and which results in a loss to the Company (other than purchase orders made in the ordinary course of business), provided that, without limitation, purchase orders providing parts that are not fit for purpose or are otherwise of no practical value to the Company in relation to its existing or reasonably business requirements shall not be deemed to be purchase orders made in the ordinary course of business);

6.1.3        any arrangement which the Company has with any sales agent that results in losses to the Company unless those losses arise from arrangements between the Company and sales agents (the identity of whom has been disclosed to the Purchaser (“Disclosed Agents”)) and obligations incurred by Disclosed Agents in relation to third parties, provided that such arrangements and obligations have been disclosed to the Purchaser;

6.1.4        a Successful challenge by a third party to the ownership by the Company of the Business Intellectual Property, which the Warrantors have warranted is owned by the Company, and “Successful” for the purposes of this clause means settled by the Company with the consent of the Vendors’ Representatives (such consent not to be unreasonably withheld or delayed) or where a court of competent jurisdiction has awarded judgment in favour of the plaintiff in respect of the claim and no right of appeal lies in respect of such judgment or the parties are debarred by passage of time or otherwise from making any appeal;

6.1.5        [***];

6.1.6        [***]

6.1.7        (save as provided in clause 6.1.6) the terms of [***] (not to include, however, any liability for ordinary and prudent production costs incurred by the Company), any breach thereof or breach of any relevant law, statute, or binding regulation by the Company in relation to [***], or the entry into, or compliance or performance with, the terms of [***];

save that in each of the foregoing clauses (other than clause 6.1.6) the Warrantors shall only have liability under this clause 6.1 to the extent only that such loss, liability, cost, charge or expense relates to a fact, matter or circumstance which occurred or existed prior to the date of Completion notwithstanding that such loss, liability, cost, charge or expense may only have been incurred on or following Completion.

6.2           The Warrantors shall not be liable under clause 6.1.7 in respect of any loss, liability, cost, charge or expense which arises as a result of any defect or failure in respect of any of the vehicles supplied under [***] where such defect or failure falls within the incidence of random failures unless and until the cumulative aggregate liability of the Warrantors in respect of such defect or failure exceeds £150,000 provided that the Warrantors shall not be liable for defects or failures under clauses 6.2 (or 6.1.7) arising from fair wear and tear.

7.                                      VENDORS’ COVENANTS

In order to assure to the Purchaser the full benefit of the business and goodwill of the Company and its Subsidiaries :

7.1           Without limitation of any other covenants in this agreement, each of the Covenantors severally undertakes to and covenants with the Purchaser that (except with the prior consent in writing of the Purchaser, which may be withheld in the Purchaser’s sole discretion for any reason whatsoever) he will not, and will use his best endeavours to cause his Affiliates not to, at any time after Completion:

7.1.1                use or procure or cause or (so far as he is able) permit the use of any name or names identical or similar to or including the words “Automotive Technik”, “Pinzgauer”, or any colourable imitations thereof in connection with any activity whatsoever;

7.1.2                (except as required by law) disclose or divulge to any person (other than to officers or employees of the Purchaser whose province it is to know the same) or use (other than for the benefit of the Purchaser) any Confidential Information which may be within or have come to his knowledge;

7.1.3                do or say anything which is likely or intended to damage the goodwill or reputation of the Company or any other member of the Group or of any business carried on by any member of the Group.

7.2           Without limitation of any other covenants in this agreement, each of the Covenantors severally undertakes to and covenants with the Purchaser that he will not for a period of two years after the date of this agreement, either on his own behalf or jointly with or on behalf of any other Person or as a principal, executive, director, proprietor, owner, shareholder, investor, partner, joint venturer, officer, manager, employee, adviser, consultant, agent, trustee, employer or in any other capacity whatsoever, directly or indirectly:

7.2.1                approach, canvass, solicit or otherwise act with a view to enticing away from or seeking in competition with the Restricted Business within the Territory the custom of any person who:

7.2.1.1     is or has been, during the period of five years prior to Completion, a customer of the Company or any of the Subsidiaries;  or

7.2.1.2     is a potential customer which has made enquiries of or is or has been in negotiations with or has invited the Company or any of the Subsidiaries to tender for supply of goods or services in connection with the Restricted Business at any time during the 12 months preceding the Completion Date;  or

7.2.1.3     is a Person to whom the Company or any of the Subsidiaries has formally made approaches for the supply of goods and/or services in connection with the Restricted Business at any time during the 12 months preceding the Completion Date;

and during such period he shall not use his knowledge of or influence over any such customer or potential customer to or for the benefit of any other person carrying on business in competition with the Restricted Business within the Territory or otherwise use his knowledge of or influence over any such customer or potential customer to the detriment of the Company or any of the Subsidiaries;

7.2.2                contract or deal with or engage or seek to contract  or deal with or engage (in such a way as adversely to affect the Restricted Business) any Person who has been contracted with or engaged to manufacture, or supply products, goods, materials or services to the Company or any of the Subsidiaries at any time during the period of 12 months preceding the Completion Date;

7.2.3                contract or deal with (in such a way as adversely to affect the Restricted Business) any person who was a customer, supplier, agent, distributor or employee of the Restricted Business at any time during the period of 12 months preceding the Completion Date;

7.2.4                approach, canvass, solicit, engage or employ or otherwise endeavour to entice away any person who at any time during the period of six months preceding the Completion Date shall be or shall have been an employee of the Company or any of the Subsidiaries with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on business in competition with the Restricted Business;

7.2.5                be engaged, concerned or interested, in carrying on any business within the Territory in direct competition with the Restricted Business.

7.3           Each of the covenants contained in clauses 7.1 and 7.2 shall constitute an entirely separate and independent restriction on each of the Covenantors.

7.4           Nothing in this clause 7 shall prohibit any of the Covenantors from holding shares or stock quoted or dealt in on a recognised investment exchange (as defined in the FSMA) for investment purposes so long as not more than three per cent of the shares or stock of any class of any one company (other than the Purchaser) is so held in a passive manner, provided that the exercise of voting rights held by all shareholders of such company shall be permitted.

7.5           The Covenantors and each of them agree and acknowledge that the restrictions contained in this clause 7 are fair and reasonable and necessary to assure to the Purchaser the full value and benefit of the Shares but, in the event that any such restriction shall be found to be void or unenforceable but would be valid and effective if some part or parts thereof were deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective

7.6           Each of the Vendors severally confirms to the Purchaser that, save for:

7.6.1                £2,241,561 due to the Loan Stock Holders pursuant to the Existing Loan Stock;

7.6.2                unpaid salary and other emoluments payable to those Vendors in the ordinary course of business who are employees of the Company or the Subsidiaries; and

7.6.3                the completion bonuses referred to in the disclosure relating to Warranty  13.6 in the Disclosure Letter;

no Group member has any Indebtedness to such Vendor or his or its Affiliates.

7.7           Subject to clause 7.6 each of the Vendors severally confirms to the Purchaser that neither such Vendor nor any of his Affiliates has any current claims against any Group member and no Group member is otherwise liable (actually or contingently) to  such Vendor or any of his Affiliates and each Vendor (on behalf of himself and each of his Affiliates) hereby waives all and any claims, demands and other rights which he has or may have against each Group member.

7.8           Each of the Vendors severally confirms to the Purchaser that he has read and understands all at the provisions of clause 7.7 and that he has received independent legal advice in connection with the negotiation, execution and delivery of this agreement.

8.                                      TAXATION

The provisions of schedule 4 shall apply with respect to the matters contained or referred to therein.

9.                                      INTENTIONALLY OMITTED

10.                               FURTHER ASSURANCE AND ATTORNEY

10.1         On Completion, at the request of the Purchaser, the Vendors shall execute or procure the execution under seal or as a deed a power of attorney in the agreed form in favour of the Purchaser or such person as may be nominated by the Purchaser generally in respect of the Shares and in particular to enable the Purchaser (or its nominee) to attend and vote at general meetings of the Company during the period prior to the name of the Purchaser (or its nominee) being entered on the register of members of the Company in respect of the Shares.

10.2         After Completion, the Vendors shall, at the request and reasonable cost of the Purchaser such costs to be approved in advance by the Purchaser (such approval not to be unreasonably withheld or delayed), do and execute or procure to be done and executed and delivered all such acts, deeds, documents and things as may reasonably be necessary to give effect to this agreement.

11.                               ANNOUNCEMENTS

11.1         No announcement, communication or circular concerning this agreement shall be made (whether before or after the Completion Date) by or on behalf of the parties hereto without the prior approval of the Purchaser and the Vendors’ Representatives (such approval not to be unreasonably withheld or delayed) save for:

11.1.1              announcements to employees, customers, suppliers and agents of the Company and/or any of the Subsidiaries and/or the Purchaser and/or any company which is a member of the same group as the Purchaser in the agreed form or as is reasonably necessary for Purchaser and its Affiliates to conduct the business after the Completion Date;

11.1.2              such announcements, communications or circulars as may be required by the UK Listing Authority and/or the London Stock Exchange and/or the Panel on Takeovers and Mergers;

11.1.3              such announcements, communications or circulars as may be required by the United States Securities and Exchange Commission and/or the New York Stock Exchange and/or the United States Federal Trade Commission or United States Department of Defence.

11.2         Any announcement made as approved by the Vendors’ Representatives shall be deemed to be made or approved by each of the Vendors and shall be binding on each of them.

12.                               COSTS

Save as specifically provided, each of the parties shall bear and pay its own legal, accountancy and other fees and expenses incurred in and incidental to the preparation and implementation of this agreement and of all other documents in the agreed form.

13.                               SUCCESSORS AND ASSIGNMENT

13.1         This agreement shall be binding on and enure for the benefit of each party’s successors and personal representatives but shall not be assignable except that the Purchaser may assign its rights under this agreement to any company of which it is a subsidiary or of which it is a holding company or which is a subsidiary of any such holding company provided that if such assignee ceases to be a subsidiary or holding company of the Purchaser or a subsidiary of any such holding company it shall reassign the benefit to this agreement to the Purchaser failing which such rights shall lapse.

13.2         Except as otherwise expressly provided, all rights and benefits under this agreement are personal to the parties and may not be assigned at law or in equity without the prior  written consent of each other party.

14.                               ENTIRE AGREEMENT

14.1         This agreement (including the schedules to it) and any documents in the agreed form and the Disclosure Letter (“Acquisition Documents”) constitute the entire agreement between the parties with respect to the subject matter of this agreement.

14.2         Except for any misrepresentation or breach of warranty which constitutes fraud and save as specifically provided in schedule 3:

14.2.1              the Acquisition Documents supersede and extinguish all previous agreements between the parties relating to the subject matter thereof and any representations and warranties previously given or made other than those contained in the Acquisition Documents;

14.2.2              each party acknowledges to the others (and shall execute the Acquisition Documents in reliance on such acknowledgement) that it has not been induced to enter into any Acquisition Documents by any party nor relied on any representation or warranty other than the representations and/or warranties contained in the Acquisition Documents.

14.3         Each of the parties acknowledges and agrees for the purposes of the Misrepresentation Act 1967 and the Unfair Contract Terms Act 1977 that the provisions of this clause 14 are reasonable.

15.                               TIME FOR PERFORMANCE

As regards any time, date or period mentioned in this agreement time shall be of the essence.

16.                               VARIATIONS

No variation of this agreement or any of the documents in the agreed form shall be valid unless it is in writing and signed by or on behalf of each of the parties to this agreement.

17.                               WAIVER

No waiver by any party of any breach or non-fulfilment by any other party of any provisions of this agreement shall be deemed to be a waiver of any subsequent or other breach of that or any other provision and no failure to exercise or delay in exercising any right or remedy under this agreement shall constitute a waiver thereof.  No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

18.                               AGREEMENT CONTINUES IN FORCE

This agreement shall remain in full force and effect so far as concerns any matter remaining to be performed at Completion even though Completion shall have taken place.

19.                               SEVERABILITY

The invalidity, illegality or unenforceability of any provisions of this agreement shall not affect the continuation in force of the remainder of this agreement.

20.                               NOTICES

All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this agreement shall be in writing, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

If to the Vendors or the Vendors’ Representatives, to their respective addresses set out in schedule 1:

Copies to:

Counsel:	DLA Piper Rudnick Gray Cary UK LLP,
Address:	3 Noble Street, London EC2V 7EE
Attention:	Andrew Holt
Facsimile:	+44 207 796 6363

If to the Purchaser, to:

Stewart & Stevenson TVS UK Ltd.
c/o Stewart & Stevenson Services, Inc.
2707 North Loop West, Suite 800
Houston, Texas 77008, USA

Attention:	General Counsel
Facsimile:	001 713 868 2130
Confirm:	001 713 868 7700

Copies to:

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010-3095

Attention:	Charles H. Still
Facsimile:	001 713 651 5246
Confirm:	001 713 651 5151

or such other address as may have been notified to the other parties in accordance with this clause 20.  Notice shall be delivered personally or sent by first class prepaid recorded delivery or registered post (airmail if overseas) or by facsimile transmission and shall be deemed to be given in the case of delivery personally on delivery and in the case of posting (in the absence of evidence of earlier receipt) 48 hours after posting (six days if sent by airmail) and in the case of facsimile transmission on completion of the transmission provided that the sender shall have received printed confirmation of transmission.

21.                               COUNTERPARTS

This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

22.                               THIRD PARTY RIGHTS

A person who is not party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.  This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

23.                               GOVERNING LAW AND JURISDICTION

23.1         This agreement shall be governed by and construed in accordance with the laws of England.

23.2         The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this agreement and that accordingly, any suit, action or proceedings arising out of or in connection with this agreement shall be brought in such courts.

IN WITNESS of which the parties or their duly authorised representatives have executed this agreement as a deed.

SCHEDULE 1

Details of the Vendors, the Shares and the Consideration

This Schedule is omitted in accordance with Item 601(b)(2) of Regulation S-K.

This Schedule will be provided by Stewart & Stevenson Services, Inc. to the Securities and Exchange Commission upon request.

SCHEDULE 2

Part 1

The Company

1. Registered number:	3852745

2. Date of incorporation:	4 October 1999

3. Place of incorporation:	England and Wales

4. Registered office:	Midleton House, Midleton Industrial Estate, Guildford, Surrey GU2 8XW

5. Principal business:	Holding company

6. Authorised share capital:	£1,000,000 divided into 750,000 ordinary shares of £1 each and 250,000, A ordinary shares of £1 each

7. Issued share capital:	£263,096 divided into 168,570 ordinary shares of £1 each and 94,526 A ordinary shares of £1 each

8. Issued loan capital:	£1,953,170

9. Directors - full names and usual residential addresses:	Sir Colin Michael Chandler [***]

David Donald Findlay [***]

Emil Gigov [***]

Simon John Okey Gurney [***]

Alan Winston Stanley [***]

10. Secretary - full name and usual residential address:	Geoffrey Phillip Moores [***]

11. Accounting reference date:	31 December

12. Auditors:	BDO Stoy Hayward LLP

13. Tax residence:	United Kingdom; Tax District: 579 Maidstone 2 (TDO)

14. VAT registration number:	733702352

15. Bank account - details:	NatWest Plc, 151 High Street, Guildford, Surrey GU1 3AH

16. Charges:

(1)           Trust Debenture created 30/07/2002 in favour of Close Brothers Development VCT plc as a fixed and floating charge over the undertaking and all property and assets present and future including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

(2)           Trust Debenture created 30/09/2003 in favour of Close Brothers Development VCT plc as a fixed and floating charge over the undertaking and all property and assets present and future including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

(3)           Trust Debenture created 19/12/2003 in favour of Close Brothers Development VCT plc as a fixed and floating charge over the undertaking and all property and assets present and future including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

Part 2

The Subsidiaries

Automotive Technik Limited

1. Registered number:	2779558

2. Date of incorporation:	14 January 1993

3. Place of incorporation:	England and Wales

4. Registered office:	Midleton House, Midleton Industrial Estate, Guildford, Surrey GU2 8XW

5. Principal business:	Manufacture and distribution of specialist off-road vehicles including design and development project management

6. Authorised share capital:	£1,000,000 divided into 1,000,000 ordinary shares of £1 each

7. Issued share capital:	£120,000 divided into 120,000 ordinary shares of £1 each

8. Shareholders	100% - Automotive Technik (Holdings) Limited

9. Issued loan capital:	Nil

10. Directors:	David Findlay Alan Stanley

11. Secretary:	Geoffrey Phillip Moores [***]

12. Accounting reference date:	31 December

13. Auditors:	BDO Stoy Hayward LLP

14. Tax residence:	United Kingdom; Tax District: 579 Maidstone 2 (TDO)

15. VAT registration number:	733702352

16. Bank account - details:	Account No: [***], Sort Code [***], NatWest Plc, Guildford Woolridge Hill Branch

17. Charges:

(1)           Trust Debenture created 30/07/2002 in favour of Close Brothers Development VCT plc as a fixed and floating charge over the undertakings and all property and assets present and future including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

(2)           Trust Debenture created 30/09/2003 in favour of Close Brothers Development VCT plc as a fixed and floating charge over the undertakings and all property and assets present and future including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

(3)           Trust Debenture created 19/12/2003 in favour of Close Brothers Development VCT plc as a fixed and floating charge over the undertakings and all property and assets present and future including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

Automotive Technik Fabrications Limited

1. Registered number:	3859452

2. Date of incorporation:	14 October 1999

3. Place of incorporation:	England and Wales

4. Registered office:	Midleton House, Midleton Industrial Estate, Guildford, Surrey GU2 8XW

5. Principal business:	Manufacture and assembly of motor vehicle bodies

6. Authorised share capital:	£50,000 divided into 50,000 ordinary shares of £1 each

7. Issued share capital:	£50,000 divided into 50,000 ordinary shares of £1 each

8. Shareholders	42,500 ordinary shares (85%) - Automotive Technik (Holdings) Limited 7,500 ordinary shares (15%) - Mark Walton

9. Issued loan capital:	Nil

10. Directors:	David Findlay Alan Stanley Mark Walton, [***]

11. Secretary:	Geoffrey Phillip Moores

12. Accounting reference date:	31 December

13. Auditors:	BDO Stoy Hayward LLP

14. Tax residence:	United Kingdom; Tax District: 579 Maidstone 2(TDO)

15. VAT registration number:	733702352

16. Bank account - details:	NatWest plc, 151 High Street, Guildford, Surrey GU1 3AH

17. Charges:

(1)           Trust Debenture created 30/07/2002 in favour of Close Brothers Development VCT plc as a fixed and floating charge over the undertakings and all property and assets present and future including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

(2)           Trust Debenture created 30/09/2003 in favour of Close Brothers Development VCT plc as a fixed and floating charge over the undertakings and all property and assets present and future including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

(3)           Trust Debenture created 19/12/2003 in favour of Close Brothers Development VCT plc as a fixed and floating charge over the undertakings and all property and assets present and future including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

Automotive Technik Engineering Limited

1. Registered number:	4126773

2. Date of incorporation:	18 December 2000

3. Place of incorporation:	England and Wales

4. Registered office:	Midleton House, Midleton Industrial Estate, Guildford, Surrey GU2 8XW

5. Principal business:	Dormant

6. Authorised share capital:	£1,000 divided into 1,000 ordinary shares of £1 each

7. Issued share capital:	£100 divided into 100 ordinary shares of £1 each

8. Shareholder	100% - Automotive Technik (Holdings) Limited

9. Issued loan capital:	Nil

10. Directors:	David Findlay Alan Stanley

11. Secretary:	Geoffrey Phillip Moores

12. Accounting reference date:	31 December

13. Auditors:	BDO Stoy Hayward LLP

14. Tax residence:	United Kingdom

15. VAT registration number:	733702352

16. Bank account - details:	NatWest Plc, 4 High Street, Peterfield, Hants

17. Charges:

(1)           Trust Debenture created 30/07/2002 in favour of Close Brothers Development VCT plc as a fixed and floating charge over the undertakings and all property and assets present and future including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

(2)           Trust Debenture created 30/09/2003 in favour of Close Brothers Development VCT plc as a fixed and floating charge over the undertakings and all property and assets present and future including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

(3)           Trust Debenture created 19/12/2003 in favour of Close Brothers Development VCT plc as a fixed and floating charge over the undertakings and all property and assets present and future including goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant and machinery.

Automotive Technik New Zealand Limited

1. Registered number:	1497523

2. Date of incorporation:	26 March 2004

3. Place of incorporation:	New Zealand

4. Registered office:	c/o: BDO Spicers Limited, BDO House, 99-105 Customhouse Quay, Wellington 6001

5. Principal business:	Importer of motor vehicles, parts and accessories

6. Authorised share capital:	N/A

7. Issued share capital:	100 shares

8. Shareholder	100% - Automotive Technik (Holdings) Limited

9. Issued loan capital:	Nil

10. Directors:	David Findlay Alan Stanley

11. Secretary:	N/A

12. Accounting reference date:	N/A

13. Auditors:	Mr Paul Hobson

14. Tax residence:	New Zealand, Wellington

15. VAT registration number:	733702352

16. Bank account - details:	National Australian Bank (NZ) Ltd

17. Loan facilities:	None

18. Charges:	None

SCHEDULE 3

The Warranties

Part 1

General

1.                                      ACCURACY OF SCHEDULES

The facts set out in the recitals and schedules 1, 2, and 7 are true, complete and correct.

2.                                      ACCOUNTS

2.1           The Accounts have been prepared from the books and records of the Company in accordance with the requirements of the relevant statutes and on a basis consistent with that adopted in the preparation of the audited accounts of the Company for each of the last three preceding financial years of the Company and in accordance with all financial reporting standards, statements of standard accounting practice and generally accepted accounting principles and practices in the United Kingdom, and give a true and fair view of the assets and liabilities and state of affairs of the Company as at the Accounts Date and its profits and losses for the relevant period ended on the Accounts Date.

2.2           The Management Accounts have been carefully prepared on a basis consistent with the previous monthly management accounts of the Company and in accordance with the accounting policies applied to the Accounts.

2.3           The Accounts and the Management Accounts do not reflect any unusual or extraordinary items or transactions other than at arms’ length.

2.4           The Projections were prepared by Alan Stanley in good faith.  The Warrantors have reviewed the Projections and so far as the Warrantors are aware:

2.4.1        the Projections have been prepared on reasonable bases and assumptions;  and

2.4.2        neither the Projections nor the assumptions on which they were based have been disproved or ought to have been reviewed in the light of any events or circumstances which have arisen since the preparation of such Projections.

3.                                      POSITION SINCE ACCOUNTS DATE

Since the Accounts Date:

3.1           the business of the Company has been carried on in the ordinary and usual course and so as to maintain the same as a going concern;

3.2           the Company has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset or assumed or acquired any material liability (including a contingent liability) otherwise than in the ordinary course of business;

3.3           there has not been any damage to or destruction or loss of any of the Company’s assets (whether leased or owned), whether or not covered by insurance, materially adversely affecting the Company;

3.4           there has not been any increase in the compensation or rate of compensation or commissions or bonuses payable or to become payable by the Company to any of its employees, any payment or accrual of, or commitment with respect to, any bonus plan or severance arrangement or any change or modification to any severance arrangement;

3.5           there has not been any sale, assignment, transfer or other disposition or lapse of any Intellectual Property or disclosure to any Person (other than employees of the Company in the scope of their employment) of any Intellectual Property;

3.6           there has not been any cancellation or compromise of any material claims or any waiver of any other material rights relating to the Company;

3.7           no debtor has been released by the Company on terms that he pays less than the book value of his debt and no debt owing to the Company has been deferred, subordinated or written off or has proved to any extent irrecoverable;

3.8           there has not been any change in the assets or liabilities (including contingent liabilities) of the Company as shown in the Accounts except for changes arising from routine payments and from routine supplies of goods or of services in the normal course of trading;

3.9           all payments, receipts and invoices of the Company have been accurately recorded in the books of the Company;

3.10         there has not been any capitalisation of reserves of the Company and the Company has not issued or agreed to issue any share or loan capital other than that issued at the Accounts Date and has not granted or agreed to grant any option in respect of any share or loan capital and the Company has not repaid any loan capital in whole or in part nor has it, by reason of any default by it in its obligations, become bound or liable to be called upon to repay prematurely any loan capital or borrowed monies;

3.11         there has been no resolution of or agreement by the members of the Company or any class thereof (except as provided in this agreement or with the prior written consent of the Purchaser) and in particular there has been no capital reorganisation or other change in the capital structure of the Company;

3.12         the Company has not changed its accounting reference period, accounting principles or accounting policies;

3.13         no supplier to or customer of the Company who accounted for more than five per cent of the Company’s annual turnover in the last financial year has ceased to trade with the Company or notified the Company of its intention to do so and the Company’s business has not been materially affected by any change in the terms of business with such a supplier or customer and the Company has not been notified of any such proposed change;

3.14         so far as the Warrantors are aware, there has not been any Material Adverse Change nor has there occurred any event that is reasonably likely to result in a Material Adverse Change.

4.                                      BUSINESS NAME

The Company does not use any name for any purpose other than its full corporate name.

5.                                      LICENCES, CONSENTS AND COMPLIANCE WITH LAW

5.1           No order, licence, consent, waiver, authorization or approval of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a party to this agreement, including any Governmental Entity, and no filing, recording, publication or registration in any public office or any other place is now, or under existing law will in the future be, necessary on behalf of the Company to authorize the execution, delivery and performance of this agreement or any other agreement in the agreed form to be executed and delivered by the

Company and the consummation of the transactions contemplated hereby or thereby (including, but not limited to, assignment of the Shares), or to effect the legality, validity, binding effect or enforceability thereof.

5.2           All licences, permits, concessions and other governmental authorizations and approvals of all Governmental Entities required or necessary for the Company to carry on its business in the places and in the manner currently conducted have been duly obtained and are in full force and effect and are set forth in the Disclosure Letter.  The Company has not breached any such licenses, permits or other authorizations and no proceeding is pending or, so far as the Warrantors are aware, threatened with respect to the revocation or limitation of any of such licences, permits or other authorizations.

5.3           The Company has complied in all material respects with all laws, rules, regulations and orders applicable to it and its business, and all rules, regulations and orders respecting the provision of services by it.

6.                                      ASSETS

6.1           All the property and assets which are described and included in the Accounts or which have been acquired since the Accounts Date are:

6.1.1        legally and beneficially owned by the Company with good and marketable title free from all questions or doubts;

6.1.2        in the possession or under the control of the Company;

6.1.3        free from all Encumbrances and there is not any agreement or commitment to give or create, and no claim has been made by any person entitled to any Encumbrance;

6.1.4        situated in the United Kingdom; and

6.1.5        all of the property and assets necessary to operate the business immediately after Completion in substantially the same manner in which it is presently operated.

6.2           None of the assets referred to in paragraph 6.1 are the subject of any assignment, royalty, overriding royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement for payment on deferred terms or any similar agreement or arrangement or other Encumbrance.

6.3           So far as the Warrantors are aware all the plant, machinery and equipment (other than vehicles) owned or used by the Company is in reasonable repair and working order having regard to its age and usage and has been regularly maintained in accordance with normal and prudent industry practice.

6.4           So far as the Warrantors are aware all motor cars owned or used by the Company or its employees are in a roadworthy condition.

6.5           So far as the Warrantors are aware the plant registers of the Company comprise a materially complete and accurate record of all the plant, machinery, equipment and vehicles owned or used by the Company.

6.6           In the 12 months immediately prior to Completion there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than £5,000 for any single loss or £50,000 for all such losses.

7.                                      DEBTS, STOCK AND WORK IN PROGRESS

7.1           All of the stock of raw materials is of a quality  usable and, with respect to finished goods, saleable, in the ordinary course of business of the Company and in good repair and condition and none of such stock is damaged or obsolete, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Accounts or the Management Accounts of the Completion Date, as the case may be.  The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are sufficient for the operation of the business as presently conducted and presently proposed to be conducted and are not excessive having regard to the current contractual commitments of the Company.

7.2           The work in progress is at a reasonable level in respect of current contractual commitments.

7.3           The book debts shown in the Accounts have realised or will realise their nominal amount less any reserve for bad or doubtful debts included in the Accounts and none of the book debts incurred since the Accounts Date and which is outstanding at the

Completion Date is overdue by more than 12 weeks or is the subject of an arrangement not made in the usual course of the Company’s business and disclosed in the Disclosure Letter and so far as the Warrantors are aware all such book debts will be collectable in the ordinary course of business save to the extent that the same are provided for in the Accounts or the Management Accounts.

7.4           The Company is not owed any sums other than trade debts incurred in the ordinary course of business.

8.                                      INSURANCE

8.1           The Warrantors have delivered to the Purchaser (i) true, correct and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which the Company is a party or under which the Company is or has been covered at any time since 1 November, 2000, (ii) true, correct and complete copies of all pending applications by the Company for policies of insurance, and (iii) any statement by the auditor of the Accounts or any consultant or risk management advisor with regard to the adequacy of the Company’s coverage or of the reserves for claims.

8.2           The Disclosure Letter summarizes (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder, (ii) any contract or arrangement other than a policy of insurance, for the transfer or sharing of any risk to which the Company is a party; and (iii) all obligations of the Company to provide insurance coverage to other Persons (for example, under leases, service agreements or military contracts) and identifies the policy under which such coverage is provided.

8.3           The Disclosure Letter sets forth, by year, for the current policy year and each of the five preceding policy years: (i) a summary of the loss experience under each policy of insurance, (ii) a statement describing each claim under a policy of insurance for an amount in excess of £10,000, which sets forth (A) the name of the claimant, (B) a description of the policy by insurer, type of insurance and period of coverage; and (C) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

8.4           All policies of insurance to which the Company is a party or that provide coverage to the Company (i) are valid, outstanding and enforceable, and (ii) taken together and based on the reasonable belief (acting prudently) of the Warrantors, provide adequate insurance coverage for the assets and the operations of the Company and (iii) are sufficient for compliance with all applicable laws and agreements of the Company.

8.5           The Company has not received (i) any refusal of coverage or any notice that a defence will be afforded with reservation of rights or (ii) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

8.6           The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to the Company, and the Company has given notice to the insurer of all claims that may be insured thereby.

8.7           The Company has not done or omitted to do or suffered anything to be done or not to be done which has or might render any policies of insurance taken out by it or by any other person in relation to any of the Company’s assets, employees or properties void or voidable and there are no claims outstanding and so far as the Warrantors are aware no circumstances which would or might give rise to any claim under any of such policies of insurance.  So far as the Warrantors are aware, there is no dispute with respect to such policies and all claims arising from events or circumstances occurring prior to the date hereof have been paid in full or adequate reserves therefor are recorded in the Accounts.

8.8           The Company holds all insurances required under clause 34 of the New Zealand Contracts and such insurances have been approved as required under such contracts.

9.                                      RECORDS

All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of the Company are up to date, in its possession or under its control and have been properly kept and compiled and there are no material inaccuracies or discrepancies of any kind contained or reflected therein Neither the Company nor any Subsidiary has engaged in any material transaction with respect to its business, maintained any bank account for its business or used any of its funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books, records and accounts of the Company or any such Subsidiary.  None of the Warrantors are aware that any fraud, whether or not material, has occurred that involves or involved management or other employees who have a significant role in the Company’s or any of its Subsidiary’s system of internal accounting control.

10.                               CONFIDENTIAL INFORMATION

10.1         The Company does not use any processes and is not engaged in any activities which involve the misuse of any confidential information belonging to any third party.

10.2         The Vendors are not aware of any misuse by any person of any Confidential Information.

10.3         The Company has not disclosed to any person any of its Confidential Information except where such disclosure was properly made in the normal course of the Company’s business.

11.                               INTELLECTUAL PROPERTY

11.1         The Company is the sole unencumbered legal and beneficial owner of all the Business Intellectual Property, and no Vendor, employee of the Company or other Person has any ownership rights (legally, beneficially or otherwise) in the Business Intellectual Property.

11.2         The Disclosure Letter sets forth a true, complete and correct list of all material Business Intellectual Property that is owned by the Company, which includes all registered Business Intellectual Property.  The Disclosure Letter also sets forth a complete and correct list of all material written or oral licences and arrangements, pursuant to which the use by the Company of Intellectual Property is permitted by any Person.  The Business Intellectual Property is free and clear of all Encumbrances and comprises all Intellectual Property which the Purchaser will require in order fully to carry on and exploit the business of the Company and deal with the assets of the Company as the same is carried on at the date hereof.

11.3         Each and every part of the Business Intellectual Property is valid, subsisting and enforceable and not subject to any limit as to time or any other limitation, right of termination, reassignment or restriction.

11.4         The Business Intellectual Property is not the subject of any pending or, so far as the Warrantors are aware, threatened proceedings for opposition, cancellation, revocation or rectification or claims by any person (including, without limitation, from any employees or former employees of the Company) and so far as the Warrantors are aware there are no facts or matters in existence (including but without limitation acquiescence in the activities of third parties) which might give rise to any such proceedings or to any threat to the validity or enforceability of the Business Intellectual Property.

11.5         Insofar as the Business Intellectual Property is licensed by the Company to third parties, its use is licensed by the Company under the agreements listed in the Disclosure Letter (and there are no other agreements whether written or oral relating thereto) which agreements are valid and subsisting (and will continue to be so notwithstanding Completion).  Neither the Company nor so far as the Warrantors are aware any other party thereto is in breach of any of the provisions thereof.

11.6         So far as the Warrantors are aware none of the Business Intellectual Property is currently being infringed (or would be infringed if valid) or has been so infringed and no third party has threatened any such infringement.

11.7         The carrying on of the Company’s business or businesses as presently constituted does not require any licences or consents from or the making of royalty or similar payments to any third party and the Company is not engaged in any activities which, and none of the Company’s activities, processes or products, infringe any Intellectual Property or other rights belonging to or vested in any third party.

11.8         There are no outstanding claims, nor so far as the Warrantors are aware is there any state of facts or circumstances that could form the basis of any claim, against the Company for infringement of any Intellectual Property used (or which has been used) by it and no such claims have been settled by the giving of any undertakings which remain in force.

11.9         The Company does not carry on business or sell any product or service under any name other than its corporate name and the trading names, trade marks, current product names and other trading styles as disclosed to the Purchaser in the Disclosure Letter.

11.10       No claims or applications have been made against, no notifications (including “non-threatening letters”) have been received by, and no circumstances are known to, the Warrantors in respect of the business of the Company which (notwithstanding any view taken by the Warrantors as to the merits of such claim application, notification or circumstances) if pursued, granted or acted on would affect the accuracy of the Warranties set out in this paragraph 11.

12.                               COMPUTER SYSTEMS

12.1         None of the Company’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic processes whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

12.2         The Company has the benefit of the maintenance agreements in relation to the Computer System specified in the Disclosure Letter.

12.3         The Computer Systems have adequate capability and capacity for the projected requirements of the Company as at Completion for the processing and other functions required to be performed for the purposes of the business of the Company.

12.4         In the event that any person providing maintenance or support services for the Computer Systems ceases or is unable to do so, the Company has all necessary rights to obtain the source code and all related technical and other information to procure the carrying out of such services by the Company’s own employees or by a third party.

12.5         The Company has sufficient technically competent and trained employees to ensure the proper handling operation monitoring and use of the Computer Systems.

12.6         The Company has adequate procedures to ensure internal and external security of the Computer Systems including procedures for taking and storing, on-site and off-site, back-up copies of computer programs and data.

12.7         No Person is in a position, by virtue of his or its rights in, knowledge of or access to any part of the Computer Systems and databases used and operated by the Company or any part of them (including software), lawfully to prevent or impair the proper and efficient function of the Computer Systems or to demand any payment in excess of any current licence fee or in excess of reasonable remuneration for services rendered or to impose any onerous conditions, in order to preserve the proper and efficient functioning of the Computer Systems.

12.8         The Company is not currently in breach of the terms of any warranty (express or implied), licence, systems supply, data supply, maintenance, service or services agreement relating to the Computer Systems with any of its suppliers or customers and, so far as the Warrantors are aware, will be able to comply with ongoing obligations contained therein without recourse to external human resources.

12.9         The Company is registered under the Data Protection Act 1984 and, no individual has claimed or will, so far as the Warrantors are aware, have a right to claim, compensation from the Company under the Data Protection Acts 1984 and 1998.

12.10       The Company has duly complied with and currently complies in all material respects with all applicable requirements under the Data Protection Acts 1984 and 1998.

12.11       The Company has not received a notice from or so far as the Warrantors are aware been subject to enquiries by the Data Protection Registrar or Commissioner regarding non-compliance or alleged non-compliance by the Company with any provision of the Data Protection Acts 1984 and 1998 (including, without limitation, the data protection principles).

12.12       So far as the Warrantors are aware no individual has alleged that the Company has failed to comply with the provisions of the Data Protection Acts 1984 and 1998 or claimed compensation from the Company under that Act including for unauthorised disclosure of personal data.

12.13       The data utilised by the Company in its business and/or transferred to the Company’s customers and/or business partners (including transfers to other companies within the group of companies of which the Company is part) has been lawfully obtained and the Company is entitled to use the same, transfer the same and grant such rights therein as it grants to its customers and/or business partners in respect of the use of such data.

13.                               EMPLOYEES

13.1         None of the officers or senior employees (being an employee whose basic salary is in excess of £40,000 per annum) of any Group member has given or received notice terminating his employment or will be entitled to give notice as a result of the provisions of this agreement.

13.2         Full particulars of the terms and conditions of employment of all the officers or employees of any Group member (including, without limitation, all remuneration,

incentives, bonuses, expenses, profit-sharing arrangements and other payments, share option schemes and other benefits whatsoever payable) are set out in the Disclosure Letter and no Group member is a party to any consultancy agreement, any agreement for management services or any contract of services with any director.

13.3         There is not in existence any contract of employment with any director or employee of any Group member (or any contract for services with any individual) which cannot be terminated by the relevant Group member giving three months’ notice or less without giving rise to the making of a payment in lieu of notice or a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) or which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the relevant Group member has a continuing obligation.

13.4         In relation to each of the present officers or employees of each Group member (and so far as relevant to each of its former employees), the Group member has:

13.4.1                  complied with all legal obligations imposed on it by law, including without limitation, by Articles of the Treaty establishing the European Community, European Commission Regulations and Directives and all statutes, regulations and codes of conduct, orders and awards relevant to the relations between it and its employees or it and any recognised trade union or appropriate representatives;

13.4.2                  maintained adequate and suitable records regarding the service of each of its employees and complied with all applicable laws relating to retention of employee records; and

13.4.3                  complied with all relevant orders and awards made under any statute affecting the conditions of service of its employees.

13.5                           No Group member is involved in any disputes and so far as the Warrantors are aware there are no circumstances which may result in any dispute involving or which may involve any of the officers or employees or former officers or employees of any Group member  No Group member has received any notification of any claims capable of arising or pending or threatened by any employee or third party in respect of the health and safety at work of its employees and in respect of any accident or injury which in either case is not fully covered by insurance covering the relevant

Group Member. Each Group member has in relation to its employees, complied with any notice or recommendation of the Health and Safety Executive. There are no employees of any Group member who are currently the beneficiaries of long-term permanent health insurance or being considered for such health insurance.

13.6                           There is not outstanding any agreement or arrangement to which any Group member is party for profit sharing or for payment to any of its officers or employees or former employees of bonuses or for incentive payments or other similar matters.

13.7                           There is no agreement or arrangement between any Group member and any of its employees or officers or former employees or officers with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment and in the last five years no Group member has paid amounts in excess of statutory redundancy formula and statutory notice to any employees that it has dismissed by reason of redundancy and none of the employees of any Group member has a contractual entitlement to or, so far as the Warrantors are aware, an expectation of termination payments in excess of the statutory redundancy formula and statutory notice.

13.8                           No Group member has, in contravention of the Companies Acts:

13.8.1      entered into any arrangement involving the acquisition of non-cash assets from or disposal to;

13.8.2      granted any loan or quasi-loan to or entered into any guarantee or credit transaction with; or

13.8.3      provided any security in connection with any loan, quasi-loan or credit transaction to or with any director or person connected with a director within the meaning of the Companies Acts 1985.

13.9         Within the last 12 months no Group member has given notice of any redundancies to the Secretary of State, started consultations with any independent trade union or unions or employee representatives or failed to comply with any obligation under the provisions of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992.

13.10       Since the Accounts Date, no change has been made in the terms of employment by any Group member (other than those required by law) of any of the officers or employees of that Group member and no Group member is obliged to increase and has made no provision to increase the total annual remuneration payable (whether by salary, benefits or otherwise) to its officers and employees nor are any negotiations for any such increase currently taking place.

13.11       No employee of a Group member who has or may have a statutory or contractual right to return to work, is absent on maternity leave, absent on grounds of long term sickness or disability or otherwise on long term (i.e. a period of greater than four months) leave of absence.

13.12       There has been no discussion with, proposal to, plan for, nor any request received by any Group Member for any Group member to, enter into any recognition agreement with a trade union. There are no trade union representatives or other employee representatives recognised to any extent by any Group Member for any consultation purposes whatsoever.

13.13       There are no existing or threatened or so far as the Warrantors are aware, pending industrial or trade disputes involving any Group Member or its employees. There are no agreements or arrangements (whether oral or in writing or existing by reason of custom and practice) between any Group Member and any trade union or other employee representatives.

13.14       Each Group member has complied with all recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the Central Arbitration Committee.

13.15       There is no agreement, arrangement, scheme or obligation (whether legal or moral) for the payment of any pensions, allowances, lump sums or other like benefits on redundancy on retirement or on death or during periods of sickness or disablement for the benefit of any of the officers or employees of any Group member or former officers or employees or for the benefit of dependants of such persons.

13.16       Within the two years preceding Completion, no Group member has been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended).

13.17       No amounts due to or in respect of any of the officers or employees or former employees of any Group member (including PAYE and national insurance and pension contributions) are in arrears or unpaid. Every Group Member has accounted to the Inland Revenue for all amounts deductible under Schedule E by virtue of PAYE Regulations for the time being in force and all National Insurance Contributions (both employers’ and employees’) at the rates for the time being in force.

13.18       No monies or benefits other than in respect of contractual emoluments are payable to any of the officers or employees of any Group member.

13.19       There is not at present any current, or, so far as the Warrantors are aware, pending or threatened claim, or,  any occurrence or state of affairs which may hereafter give rise to a claim against any Group member arising out of the employment or termination of employment of any employee or former employee for compensation for wrongful dismissal or breach of contract, unfair dismissal, loss of office or employment or otherwise and whether under the Employment Rights Act 1996, Race Relations Act 1976, Race Relations (Amendment) Act 2000, Employment Equality (Religion or Belief) Regulations 2003, Equal Pay Act 1970, Sex Discrimination Act 1975, Sex Discrimination Act 1986, Disability Discrimination Act 1995, Working Time Regulations 1998, National Minimum Wage Act 1998 and the regulations made under such acts or regulations or any other act or under applicable EU employment legislation or otherwise.  So far as the Warrantors are aware no employee or former employee of a Group member has a right to be re-instated or re-engaged under the Employment Rights Act 1996.

13.20       All matters relating to the Data Protection Act 1998 and all Employment Practices Data Protection Codes and all other relevant legislation when dealing with any personal information relating to employees have been fully and completely complied with.

13.21       The Disclosure Letter contains a list of all persons whose employment with Group members has ended in the 12 months prior to the Accounts Date and whose annual compensation (including any bonus, commission or other remuneration) was equal to or greater than £40,000.

13.22       There are no individuals working for any Group member who are not employed as employees of the relevant Group member under the provision of Schedule E of the Taxes Act.

14.                               CONTRACTS

14.1         There is not outstanding in connection with the business of the Company and the Company is not a party to or bound by:

14.1.1      any agreement or arrangement requiring the expenditure or series of related expenditures of funds in excess of £25,000;

14.1.2      any agreement or arrangement pursuant to which the Company or any of its Affiliates reasonably expects to receive in the next 12 months, funds in the aggregate in excess of £250,000.

14.1.3      any agency (sales or otherwise), consulting, distributorship, marketing, purchasing, manufacturing or licensing or similar agreement or arrangement pursuant to which any part of the business of the Company has been carried on;

14.1.4      any agreement or arrangement with any other company which is a member of the Group or any Vendor;

14.1.5      any agreement or arrangement otherwise than by way of bargain at arm’s length;

14.1.6      any agreement or arrangement requiring the provision of goods or services by the Company at a price less than cost to the Company of producing such goods or providing such services;

14.1.7      any agreement or arrangement not in the ordinary course of business;

14.1.8      any Indebtedness;

14.1.9      any agreement or arrangement that would limit the freedom of the Company or any Affiliate thereof following the Completion Date to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of the assets of the Company or to compete with any Person or to engage in any business or activity in any geographic area;

14.1.10    any sale or purchase, option or similar agreement, arrangement or obligation affecting any of the assets of the Company or by which the Company is bound;

14.1.11    any agreement or arrangement obligating the Company or that would obligate any subsequent owner of the Company to provide for indemnification or contribution with respect to any matter;

14.1.12    agreement or arrangement obligating the Company or that would obligate any subsequent owner of the Company to satisfy product warranties;

14.1.13    any nondisclosure or similar agreement between the Company and another Person regarding confidential information;

14.1.14    any agreement or arrangement obligating the Company to guarantee any obligations of any Person or creating a charge or security interest on the Company’s assets or share capital;

14.1.15    other than as described in clauses 14.1.1 to 14.1.14 inclusive, any agreement or arrangement that would be material to the Company or its business.

14.2         Neither the Company, nor so far as the Warrantors are aware any party with whom the Company has entered into any agreement or arrangement, is in breach or default in any material respect of such agreement or arrangement (including without limitation, the New Zealand Contracts) or the subject of dispute and so far as the Warrantors are aware there are no circumstances likely to give rise to such a breach or default or dispute.

14.3         No breach of contract, event or omission has occurred which would entitle any third party to terminate any contract to which the Company is a party, to claim liquidated damages or to call in any money before the date on which payment thereof would normally or otherwise be due and the Company has not received notice of intention to terminate any of such agreements or contracts.

14.4         There are no outstanding claims against the Company in respect of liquidated damages for late delivery of or failure to deliver goods or services by the Company, and so far as the Warrantors are aware, any delivery of goods or services required to be made by the Company under a contract or arrangement with a Governmental Entity will be made on the date currently scheduled in such contract.

14.5         True, correct and complete copies of all of the agreements and arrangements referenced in the Disclosure Letter have been delivered to the Purchaser and are in full force and effect.

15.                               TRADING AND PRODUCT LIABILITY

15.1         Save in respect of the New Zealand Contracts and any claims under any warranties given by the Company relating to products manufactured or sold or services performed by the Company, there is not outstanding any liability or claim against the Company nor (save as aforesaid) so far as the Warrantors are aware are there any deficiencies or defects or breaches of contract which could result in any claim being made against the Company in relation to any goods or services for which the Company has been or is or may be or become liable or responsible in the course of its business and without prejudice to the generality of the foregoing no dispute exists between the Company and any customer, client or supplier thereof nor (save as aforesaid), so far as the Warrantors are aware, are there any circumstances which would be likely to give rise to any such dispute.

15.2         The Company has not given any guarantee or warranty (including warranties covering the customer’s consequential damages) or made any representation in respect of goods or services supplied or contracted to be supplied by it save for any guarantee or warranty implied by law or those contained in the Company’s standard terms and conditions of trading or in the contractual documents for the supply of goods by the Company which are annexed to the Disclosure Letter.

15.3         So far as the Warrantors are aware, there are no state of facts and no event has occurred forming the basis of any claim against the Company with respect to warranties relating to products manufactured, sold, rented or otherwise distributed by it, or services performed by or on behalf of it on or prior to Completion.  The Disclosure Letter sets out details of any design or other defect with respect to the products manufactured, sold or rented by the Company which are known to the Warrantors.

15.4         The Company has not entered into an agreement or arrangement with a customer or supplier on terms materially different to its standard terms of business, a copy of which is annexed to the Disclosure Letter.

15.5         So far as the Warrantors are aware there is no further remedial action required to the vehicles supplied pursuant to the New Zealand Contracts beyond the scope of the remedial action relating to the Gearbox Failure which has been disclosed to the Purchaser.

16.                               JOINT VENTURES ETC

The Company is not:

16.1         a party to any joint venture, consortium, partnership or profit-sharing arrangement or agreement; or

16.2         a member of any partnership, trade association, society or other group whether formal or informal and whether or not having a separate legal identity and no such body is relevant to or has any material influence over the business of the Company as now carried on.

17.                               BORROWINGS

Except as disclosed in the Accounts the Company does not have outstanding:

17.1         any borrowing or indebtedness in the nature of borrowing including any bank overdrafts, liabilities under acceptances (otherwise than in respect of normal trade bills) and acceptance credits other than borrowing or indebtedness arising in the ordinary course of business;

17.2         any Indebtedness other than the Outstanding Indebtedness;

17.3         any guarantee, indemnity or undertaking (whether or not legally binding) to procure the solvency of any person or any similar obligation; or

17.4         any Encumbrance or any obligation (including a conditional obligation) to create an Encumbrance.

18.                               LITIGATION, OFFENCES AND COMPLIANCE WITH STATUTES

18.1         Otherwise than as claimant in the collection of debts arising in the ordinary course of business, there is no action, suit, claim, judgment, investigation or legal, litigation, arbitration, administrative or other proceeding pending or, so far as the Warrantors are aware, threatened, against the Company, its assets, employees or properties and so far as the Warrantors are aware, no basis exists for any such action, suit, claim, investigation or proceeding;

18.2         The Company is not being prosecuted for any criminal offence and, so far as the Warrantors are aware, no governmental or official investigation or inquiry concerning the business or officers or directors of the Company or any of its assets is in progress or threatened and, so far as the Warrantors are aware, there are no circumstances which are likely to give rise to any such proceedings, investigation or inquiry.

18.3         The Company has complied in all material respects with all laws, rules, regulations and orders applicable to it and its business and all rules, regulations and orders respecting the provision of services by it, and neither the Company nor any of its officers, agents or employees (during the course of their duties in relation to the business of the Company) has committed or omitted to do any act or thing the commission or omission of which is or could be in contravention of any statutory obligation or any other law of the United Kingdom or any other country giving rise to any fine, penalty, default proceedings or other liability in relation to the business or officers of the Company or any of its assets or any judgment or decision which would adversely affect the financial or trading position or prospects of the Company.

18.4         The Company has not done or agreed to do anything as a result of which either any investment or other grant paid to the Company is or so far as the Warrantors are aware may be liable to be refunded in whole or in part or any such grant for which application has been made by it will or may not be paid or may be reduced.

18.5         The Company has not at any time given any financial assistance in connection with the purchase of shares as would fall within the provisions of sections 151 to 157 of the 1985 Act.

19.                               RESTRICTIVE AGREEMENTS AND COMPETITION

19.1         The Company has not been party to or involved in any agreement, understanding, arrangement, concerted practice or conduct which may infringe or have infringed:

19.1.1      the Competition Act 1998;

19.1.2      the Enterprise Act 2002;

19.1.3      Articles 81 and 82 of the Treaty establishing the European Community; or

19.1.4      any other competition or anti-trust legislation or regulations which apply or have applied in the EEA or within any jurisdiction within the EEA or any other jurisdiction in the world.

19.2         The Company has received no notice, request, order or other communication of any kind from any authority, commission, government department, court or other public agency charged with the oversight or enforcement of any of the legislation referred to in paragraph 19.1.

19.3         The Company has not given any assurance or undertaking to the Office of Fair Trading, the Director General of Fair Trading, the Competition Commission, any sector regulator, the Secretary of State for Trade and Industry, the European Commission, the Court of First Instance or the Court of Justice of the European Communities or any other court, person or body and is not subject to any act, decision, order, regulation or other instrument made by any of them under or by reference to any legislation or regulations referred to in paragraph 19.1.

19.4         The Company has received no complaint or threat to complain under or by reference to any of the legislation referred to in paragraph 19.1 from any person and has not received any request for information, investigation or objection under or by reference to any of the legislation referred to in paragraph 19.1 or been party to any proceedings to which this legislation (or any of it) was pleaded or relied upon.

19.5         The Company has not notified any agreements or other arrangements to the European Commission for negative clearance or an exemption under Article 81(3) of the Treaty establishing the European Community.

19.6         The Company has not notified any agreement or other arrangement to the Office of Fair Trading, the Director General of Fair Trading, any sector regulator or any other authority having jurisdiction under the Competition Act 1998 for a decision or guidance in relation to the Competition Act 1998.

19.7         The Company has not received any state aid or other public or government grant subsidy, tax relief, exemption, privilege or indulgence that might be subject to any proceedings or process challenging the propriety or lawfulness of such government grant, subsidy, tax relief, exemption privilege or indulgence.

19.8         The Company has not received any communication from any party suggesting that the Company may enjoy a dominant position in any relevant market.

20.                               ORGANIZATIONAL MATTERS; SUBSIDIARIES; VENDORS

20.1         Each of the Company and its Subsidiaries is a corporation, duly organized and validly existing under the laws of England and Wales or New Zealand (as appropriate).  Each of the Company and its Subsidiaries has all requisite power and authority under its memorandum and articles of association to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted.

20.2         The Company has not since its incorporation had any subsidiary or subsidiary undertaking apart from the Subsidiaries and has not been the subsidiary of any other company.  All of the outstanding shares of the Subsidiaries, and all of the ownership interests in the Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any pre-emptive, preferential or other similar rights of any Person.  All of such ownership interests in each of the Subsidiaries are owned of record and beneficially by the Company or by a Subsidiary the stock or ownership interests of which are all owned of record and beneficially by the Company, free and clear of all Encumbrances.  Except for the ownership interests in the Subsidiaries the Company does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity.

20.3         The Shares have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any pre-emptive, preferential purchase or other similar rights of any Person. There are no outstanding options, warrants, convertible securities, calls, rights, commitments, pre-emptive rights, agreements, arrangements or understandings of any character obligating the Company (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares in the capital of the Company or any securities or obligations convertible into or exchangeable for such shares or (ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, pre-emptive right, agreement, arrangement or understanding.  Upon Completion, no Vendor will have any rights in respect of the share capital of the Company, except as indicated on schedule 2, part 2 with respect the rights of Mark Walton as a shareholder of Automotive Technik Fabrications Limited.

21.                               ADMINISTRATION

21.1         All documents required by the Companies Acts to be filed with the Registrar of Companies have been duly filed.

21.2         The copy of the memorandum and articles of association of the Company annexed to the Disclosure Letter is accurate and complete in all respects and fully sets out all rights attaching to each class of the share capital of the Company and the register of members and other statutory books of the Company have been properly kept and contain a true, accurate and complete record of all the matters which should be dealt with therein and no notice or allegation that any of the same is incorrect or should be rectified has been received.

21.3         The Company was incorporated in accordance with its memorandum and articles of association and is validly existing and is entitled to carry on the business now carried on by it.

21.4         All legal requirements in connection with the formation and conduct of the Company have been observed.

21.5         The Company has not at any time carried on any business other than the business carried on at the date hereof.

21.6         The Company has not given (whether orally or in writing) any power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf (other than any implied and undocumented authority of directors or employees to enter into routine trading contracts in the normal course of their duties).

21.7         The execution, delivery and performance of this agreement by the Vendors and the consummation of the transactions contemplated hereby do not:

21.7.1      violate any provision of the memorandum and articles of association of the Company, or any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to the Company or any of its properties or assets;

21.7.2      conflict with, or result in any breach of, or default or loss of any right under (or an event or circumstance that, with notice or the lapse of time, or both,

may result in a default), or the creation of an Encumbrance pursuant to, or cause or permit the acceleration prior to maturity of any amounts owing under, any indenture, mortgage, deed of trust, lease or other agreement to which the Company is a party or to which any of its assets are subject; and

21.7.3      conflict with, constitute a breach, violation or termination of any provision of any agreement or contract, whether written or otherwise, to which the Company is a party or by which it is bound;

21.8         The execution, delivery and performance of this agreement by the Vendors will not, so far as the Warrantors are aware, result in the loss of any license, franchise or permit possessed by the Company or give a right of acceleration or termination to any party to any agreement or other instrument to which the Company is a party or by which any of its assets are bound, or the loss of any right or benefit under such agreement or instrument.

22.                               INSOLVENCY

22.1         No resolution has been passed nor meeting called to consider such resolution, no petition has been presented and no order has been made for the winding up of or for the appointment of a provisional liquidator to the Company.

22.2         So far as the Warrantors are aware no petition has been presented and no application has been made to court for an administration order in respect of the Company and no notice of an intention to appoint an administrator of the Company has been given or filed.

22.3         No liquidator, administrator, receiver, receiver and manager, administrative receiver or similar officer has been appointed in relation to the Company or in relation to the whole or any part of its assets, rights or revenues.

22.4         In relation to the Company:

22.4.1      no voluntary arrangement has been proposed or implemented under section 1 of the Insolvency Act 1986;

22.4.2      no scheme of arrangement has been proposed or implemented under section 425 of the Companies Act 1985;

22.4.3      no scheme for the benefit of creditors has been proposed or implemented, whether or not under the protection of the court and whether or not involving a reorganisation or rescheduling of debt; and

22.4.4      so far as the Warrantors are aware no proceedings have been commenced under any law, regulation or procedure relating to the reconstruction or adjustment of debts.

22.5         The Company has not stopped or suspended payment of its debts, and the Company is not unable or capable of being deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

22.6         No distress, execution or other process has been levied on an asset of the Company and no unsatisfied judgment, order or award is outstanding against the Company.

22.7         No action has been or is being taken by the Registrar of Companies to strike the Company off the register under section 652 of the Companies Act 1985.

23.                               PROPERTIES

23.1         The Properties comprise:

23.1.1      all the land and premises of whatever tenure owned, occupied or otherwise used by the Company whether in the United Kingdom or elsewhere; and

23.1.2      all the estate, interest, right and title whatsoever (including for the avoidance of any doubt interests in the nature of options, rights of pre-emption or other contractual relationships) of the Company in respect of any land or premises.

23.2         Those of the Properties which are occupied or used solely by the Company in connection with any business carried on by the Company are so occupied or used by right of ownership or under lease and the terms of any such lease permit such occupation and use.

23.3         All deeds and documents necessary to prove the title of the Company to the Properties are in the possession or under the control of the Company and, where the title to any of the Properties is registered, the Company is shown on the register thereof at HM Land Registry as the proprietor with absolute title.

23.4         In the case of leases of any of the Properties granted either (a) for a term of years absolute of more than seven years from the date of grant, or (b) for a term of years absolute of any length to take effect in possession after the end of the period of three months beginning with the date of grant, and whenever granted in either case, to which the requirement of registration contained in section 4 of the Land Registration Act 2002 applies, whether by reason of the grant or a transfer of the lease, the duty to apply for registration contained in section 6 of that Act has been complied with.  Where any lease or underlease was not required to be registered at the date of grant or transfer, all stamp duty or stamp duty land tax has been paid.

23.5         The Properties are free from any mortgage, debenture or charge (whether specific or floating, legal or equitable) rent charge, lien or other encumbrance securing the repayment of monies or other obligation or liability whether of the Company or any other party.  For the purposes of Warranty 23.7, the “Planning Acts” means:

23.5.1      the Town and Country Planning Act 1990

23.5.2      the Planning (Listed Buildings and Conservation Areas) Act 1990

23.5.3      the Planning (Hazardous Substances) Act 1990

23.5.4      the Planning (Consequences Provisions) Act 1990

23.5.5      the Planning and Compensation Act 1991

23.5.6      as the same are from time to time varied or amended and any other statute or subordinate legislation relating to planning matters.

23.6         The use of each of the Properties is the permitted or lawful use for the purposes of the Planning Acts and no such use is subject to planning conditions of an onerous or unusual nature (including any of a personal or temporary nature).

23.7         There are no compulsory purchase notices, enforcement notices, stop notices, orders, resolutions nor, so far as the Warrantors are aware, proceedings affecting the Properties nor are the Warrantors aware of any circumstances likely to lead to any being made.

23.8         The Company has paid the rent and observed and performed in all material respects the covenants on the part of the lessee and the conditions contained in any leases

(which expression includes underleases) under which the Properties are held and the last demands for rent insurance rent and service charge or other rents (or receipts if issued) as the case may be were unqualified and all such leases are valid and in full force.

23.9         There are no notices, negotiations or proceedings pending in relation to rent reviews nor is any rent liable at the date of this agreement to be reviewed.

23.10       So far as the Warrantors are aware there are no circumstances which would entitle any lessor to exercise any powers of entry or take possession or which would otherwise restrict the continued possession and enjoyment of the Properties.

23.11       The Properties are not subject to or with the benefit of any sub-tenancies and there are no other occupiers in any of the Properties other than the Company whether authorised or unauthorised.

23.12       The Company does not have any continuing liability in respect of any other property formerly owned or occupied by the Company either as original contracting party or by virtue of any direct covenant having been given on a sale or assignment to the Company or as a guarantor of the obligations of any other person in relation to such property.

23.13       Any replies given by or on behalf of the Vendors to written enquiries before contract raised by or on behalf of the Purchaser relating in any way to the Properties are true, complete and accurate in all material respects.

23.14       There are no disputes claims, actions, demands or complaints of any kind affecting the Properties either with adjoining owners or landlords that are currently outstanding, have arisen in the past or, so far of the Warrantors are aware, likely.

23.15       So far as the Warrantors are aware, the landlords of the Properties have complied with their covenants in the and all the Properties are fully insured in accordance with the lessors’ insurance covenants in the leases.

23.16       Each of the Properties has a fire certificate and all fire safety requirements are in place.

23.17       All demands for payments received by the Company in respect of outgoings (including than business, water, sewerage and drainage rates) payable by the owner or occupier of the Properties due to date have been settled.

24.                               ENVIRONMENTAL

In this Warranty 24:

“Controlled Waters” shall have the same meaning as it has for the purposes of part III of the Water Resources Act 1991.

“environmental laws” means any legal requirements for the protection of the environment or of human health or amenity.

“Relevant Authority” means any government, government agency, local authority or any other person or entity having regulatory authority under environmental laws and/or any court of law or tribunal and, in relation to private agreements, includes any person having powers under or in relation to that agreement.

24.1         The Company has not committed, whether by act or omission, any material breach of environmental laws and it has conformed at all times in all material respects to relevant codes of practice, guidance notes, standards and other advisory material issued by any Relevant Authority.  So far as the Warrantors are aware, there does not exist any hazardous substances or contaminative or potentially contaminative material in, on or under the Properties, including asbestos or asbestos-containing materials, any deposits of waste, existing or past storage areas for hazardous or radioactive substances, existing or former storage tanks (whether below or above ground) and any parts of the Property that are or were landfill.

24.2         The Company has not received any notice under or other communication from any Relevant Authority in respect of the business carried on by it or in relation to any property at any time owned, occupied or controlled by it alleging any breach of or failure to comply with environmental laws or imposing requirements, compliance with which could be secured by further proceedings, and so far as the Warrantors are aware there are no existing circumstances which might give rise to such notice, order or other communication being received or any correspondence or communication being received, or any correspondence, communication or circumstances giving indication of any intention on the part of a Relevant Authority to give such a notice.

24.3         No Relevant Authority has, in relation to the property, assets or business of the Company, exercised any powers of entry, taken samples, measurements or photographs, removed, dismantled or tested any substance, article or organism, required statements (signed or otherwise) from any person in relation to any examination or investigations, required any production of data or taken any steps to seize and/or render harmless any substance, articles or organism.

24.4         The Company has not received any complaint from a third party (including an employee) in respect of the business carried on by it or in relation to any property at any time owned, occupied or controlled by it alleging any breach of environmental laws and the Warrantors are not aware of any circumstances which might give rise to such a complaint.

24.5         No products currently manufactured by the Company or any of its Subsidiaries contain asbestos.

24.6         The Company has fully complied with its duties of management of asbestos pursuant to the Health and Safety Control of Asbestos at Work Regulations 2002 in relation to the Properties.

25.                               PENSIONS

25.1         In this Warranty 25 “Disclosed Schemes” means the Automotive Technik Limited Contracted-In Money Purchaser Scheme with Standard Life and Automotive Technik Limited Executive Pension Plan, full details of which, including details of the trustees, governing trust deed, announcements, rules and current membership list are contained in the Disclosure Letter and in respect of which each employee of the Group members is entitled to become a member.

25.2         Other than under the Disclosed Schemes, there is not and has not been in operation, and no proposal has been announced to enter into or establish, and no Group member contributes, is bound to contribute either now or in the future and has contributed to, any agreement, arrangement, scheme, custom or practice for the payment of any pensions, allowances, lump sums or other benefits on death for or in respect of any Group member’s employees or officers or their current or former dependants or spouses.

25.3         So far as the Warrantors are aware, no order under the Pensions Act 1995, section 3 has been made in respect of any trustee of the Disclosed Schemes nor has any trustee been requested to pay any penalty under section 10 of that Act.

25.4         Details of the Disclosed Schemes, including current details of the rates at which the relevant Group member is obliged to contribute in respect of each employee or officer who is a member of the Disclosed Schemes have been disclosed to the Purchaser.

25.5         All contributions due to or premiums due in respect of the Disclosed Schemes have been paid on or before the date on which payment falls due.  No contribution to or premium due to either of the Disclosed Schemes in respect of a period prior to the Completion Date is unpaid.

25.6         Other than the contributions referred to in paragraph 25.5 above, there are no other costs or contributions paid by any Group member in respect of the Disclosed Schemes.

25.7         The Disclosed Schemes are and have been since their commencement exempt approved by the Board of the Inland Revenue for the purposes of the Taxes Act and the Disclosed Schemes are not contracted out for the purposes of Part III Pensions Schemes Act 1993, Pt III and the Pensions Act 1995 and so far as the Warrantors are aware, there is no reason why such approval could be withdrawn.

25.8         So far as the Warrantors are aware, the Disclosed Schemes have at all times been administered in accordance with applicable laws and regulatory requirements and the general requirements of trust law and the requirements of the Inland Revenue and in accordance with their governing provisions.

25.9         No undertaking or assurance (whether or not legally enforceable) has been given to any person that any benefits under the Disclosed Schemes (other than lump sum benefits on death in service) will be calculated by reference to any person’s remuneration or length of service or will be approximately or exactly any amount.

25.10       Save in accordance with the terms of the Disclosed Schemes, no Group member has an obligation (whether or not legally enforceable) to pay or provide or secure provision of a pension or other payment on retirement or disability or after death or otherwise to provide relevant benefits within the meaning of the Taxes Act in respect of a person who is now or has been an officer or an employee of a Group member.

25.11       In relation to each of the Disclosed Schemes:

25.11.1    it has been administered in accordance with the preservation requirements within the meaning of section 69 of the Pension Schemes Act 1993, the equal access requirements of section 118 of the Pensions Schemes Act 1993, and in accordance with the trusts, powers and provisions of such plans, schemes or arrangements;

25.11.2    no undertakings or assurances have been given to any employee of a Group member as to the introduction, increase or improvement of any pension rights or entitlements which that Group member would be required to implement in accordance with good industrial relations practice and whether or not there is any legal obligation so to do;

25.11.3    no power to augment benefits has been exercised;

25.11.4    no discretion has been exercised to admit to membership a present or former director or employee who would not otherwise be eligible for admission to membership;

25.11.5    no discretion has been exercised to provide in respect of a member a benefit which would not otherwise be provided; and

25.11.6    all benefits (other than a refund of contributions with interest where appropriate) payable on the death of a member while in service to which it relates, or during a period of sickness or disability of a member, are fully insured under a policy effected with an insurance company as defined in Section 659B of the Taxes Act and so far as the Warrantors are aware, there are no circumstances in which such insurance would be invalidated.

26.                               ABSENCE OF CERTAIN PAYMENTS

None of the Company, any of its Subsidiaries or, so far as the Warrantors are aware, any Vendor, any Affiliate of the Company, or any officer, director, agent, employee of, or other Person associated with or acting on behalf of, the Company or any of its Subsidiaries has, within the five years immediately preceding the date of this agreement used any funds of the Company or any of the Subsidiaries for unlawful contributions or gifts to, or entertainment of, government officials or other unlawful expenses related to political activity, or made direct or indirect unlawful payments to government officials or employees or officers of customers from funds of the Company or any of the Subsidiaries, or established or maintained any unlawful or unreported funds.

27.                               ABSENCE OF CERTAIN PROHIBITED ACTIVITIES

The Company has not conducted its business or operations or made any sales in connection therewith in any manner that would violate any applicable law relating to embargos, trade restrictions or anti-boycott matters.

28.                               BROKER’S FEES

The Company has not, and the Vendors nor any of their respective Affiliates have not, employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder’s fees or commissions, with respect to the sale by the Vendors of the Shares or with respect to the transactions contemplated by this agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby the Company may be obligated to pay such a fee or commission.

SCHEDULE 4

Taxation

Part 1

Definitions and interpretation

1.                                      In this schedule the following words and expressions shall (except where the context otherwise requires) have the following meanings:

“Accounts Relief” means any of:

(i)            a Relief which has been treated as an asset in the Completion Statement; or

(ii)           a Relief which has been taken into account in computing a provision for Tax which appears in the Completion Statement or has resulted in no provision for Tax being made in the Completion Statement;

“Actual Tax Liability” means any liability of the Company to make a payment of or increased payment of Tax;

“CAA” means the Capital Allowances Act 2001;

“Claim for Tax” means any claim, notice, demand, assessment, letter or other document issued or any action taken by or on behalf of any person (including the Company) or Tax Authority whether before or after the date hereof from which it appears that the Company has or may have a Tax Liability;

“Effective Tax Liability” shall have the meaning given in paragraph 2 of this part 1;

“Event” means any act, omission, event or transaction;

“ICTA” means the Income and Corporation Taxes Act 1988;

“Post Completion Relief” means a Relief to the extent that it arises by reference to an Event occurring after Completion but relating to income or a Tax Liability arising prior to Completion;

“Relief” means any loss, relief, allowance, credit deduction, exemption or set-off in each case in respect of Tax or any right to repayment of Tax that arises as a result of activities occurring prior to Completion;

“Taxation” or “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, capital, franchise, profits, withholding, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added or any other form of taxation, duty, impost or tariff in each case in the nature of taxation, and including any obligations to indemnify or otherwise assume the Tax Liability of any other Person, but excluding the Uniform Business Rate, Council Tax, water rates and other local authority rates or charges;

“Tax Authority” means the Commissioners of Inland Revenue, the Commissioners of Customs and Excise, or any authority or body, whether of the United Kingdom or elsewhere and whether national or otherwise having the power or authority or other function in relation to Tax;

“Tax Claim” means a claim under any Tax Warranty or the Tax Covenant;

“Tax Liability” means any Actual Tax Liability, Effective Tax Liability or other liability of the Company (or the Tax Liability of any other person for which the Company is liable) which is relevant for the purposes of this schedule;

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof;

“Tax Statute” means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax;

“TCGA” means Taxation of Capital Gains Act 1992;

“TMA” means the Taxes Management Act 1970;

“VATA” means the Value Added Tax Act 1994.

2.                                      In this schedule an “Effective Tax Liability” shall mean the following:

2.1           the loss in whole or in part of any Accounts Relief; or

2.2           the set-off of any Post Completion Relief or any Accounts Relief against any Tax or against income, profits or gains in circumstances where, but for such utilisation or set-off, an Actual Tax Liability would have arisen in respect of which the Warrantors would have been liable to the Purchaser under this schedule.

3.                                      The value of an Effective Tax Liability shall be as follows:

3.1           where the Effective Tax Liability involves the non-availability of any Accounts Relief:

3.1.1        if the Accounts Relief was not or is not a right to repayment of Tax, the amount of Tax which would have been saved but for the loss of the Accounts Relief; or

3.1.2        if the Accounts Relief was or is a right to repayment of Tax, the amount of the right to the repayment of Tax which is lost;

3.2           where the Effective Tax Liability involves the set-off of a Post Completion Relief or an Accounts Relief, the value of the Effective Tax Liability shall be the amount of Tax saved by such set-off of which the Warrantors would have been liable to the Purchaser under this Schedule.

4.                                      Any reference to a Tax Liability in respect of income, profits or gains earned, accrued or received shall include a Tax Liability in respect of income, profits or gains deemed to have been or treated or regarded as earned, accrued or received and any reference to Tax Liability on the happening of any Event shall include Tax Liability where such Event (for the purposes of the Tax Statute in question) is deemed to have occurred or is treated or regarded as having occurred.

Part 2

Tax Warranties

1.                                     ADMINISTRATION

1.1           All returns, notifications, computations and payments which should have been made or given by any Company for any Taxation purpose were timely filed with the relevant Tax Authority and are correct and complete and none of them is or so far as the Warrantors are aware is likely to be the subject of any dispute with the Inland Revenue or other Tax Authority.

1.2           The Company has discharged every Tax Liability (whether or not reflected on any Tax Return) which has fallen due.

1.3           The Company has not at any time been the subject of a discovery or investigation by any Tax Authority and so far as the Warrantors are aware there are no facts which are likely to cause a discovery or investigation to be made. The Disclosure Letter contains full details of any audits of or visits to the Company by any Tax Authority occurring in the previous 12 months and of any such audits and visits planned for the future of which the Warrantors are aware.

1.4           Save to the extent they have previously been included in the Company’s corporation tax computation and have not been rescinded there are set out in the Disclosure Letter full details of all:

(a)           elections, claims for Relief (whether by way of deduction, reduction, set-off, exemption, repayment, allowance or otherwise), surrenders, disclaimers, applications for postponement and appeals against assessments made by the Company (whether alone or jointly with any other person) in connection with Taxation during the current and the preceding three accounting years; and

(b)           details of any open assessments and appeals, or rights to appeal against assessments for any accounting periods of the Company or other matters where the tax affairs of the Company have not yet been agreed with the relevant Tax Authority.

1.5           All particulars furnished to the Inland Revenue or other Tax Authorities, in connection with the application for any consent or clearance on behalf of any Company, or affecting any Company, made since the Accounts Date, fully and accurately disclosed all facts and circumstances material for the decision of those authorities; any consent or clearance is valid and effective; and any transaction, for which consent or clearance has previously been obtained, has been carried into effect (if at all) materially in accordance with the terms of the relative application and consent or clearance.

1.6           No Company has, since the Accounts Date, taken any action which has had, or might have, the result of altering or prejudicing any arrangement or agreement which it has previously negotiated with any Tax Authority.

1.7           No Company has, since the Accounts Date, paid or become liable to pay any penalty or interest charged under TMA or any other Tax Statute

1.8           To the extent required by generally accepted accounting principles provision or reserve was made in the Accounts for all Tax assessed or liable to be assessed on the Company or for which it is accountable at the Accounts Date whether or not the Company has or may have any right of reimbursement against any other person and proper provision has been made and shown in the Accounts for deferred Tax in accordance with generally accepted accounting principles.

1.9           No Company has extended the time within which it is required to file any Tax Return.

1.10         No Company is a party to or bound by any Tax allocation or Tax sharing agreement.

PAYMENT OF TAX

1.11         The Company has paid all Taxation which it has become liable to pay within the appropriate time limits (whether or not reflected on any tax return) and is not liable nor has it within three years prior to the date hereof been liable to pay any penalty or interest in connection therewith nor are there any circumstances by reason of which any Company is likely to become liable to pay any such penalty or interest.

1.12         All payments by each Company to any person which ought to have been made under deduction of Tax have been so made and each Company has (if required by law to do so) provided certificates of deduction in the required form to such person and accounted to the relevant Tax Authority for the Tax so deducted.

1.13         The Company will not be liable for any Tax (whether arising inside or outside the ordinary course of business) the due date for payment of which arises in the 30 days following Completion.

INSTALMENT PAYMENTS

1.14         The Company is not a “large company” as defined by regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998.

PAY AS YOU EARN

1.15         The Company has properly operated the PAYE system deducting Tax as required by law from all payments to or treated as made to or benefits provided for employees, ex-employees or independent contractors of each Company (including any such payments within section 134 of the ICTA or Chapter 7 of Part 2 of Income Tax (Earnings and Pensions) Act of 2003) and duly accounted to the Inland Revenue for Tax so deducted and has complied with all its reporting obligations to the Inland Revenue in connection with any such payments made or benefits provided, and no PAYE audit in respect of any Company has been made by the Inland Revenue nor has any Company been notified that any such audit will or may be made.

1.16         In respect of each of its employees, each Company has made all payments due in respect of National Insurance Contributions (including the employer’s contribution) and has kept all proper records in relation to the same and no NIC audit has been made on any Company nor has any Company been notified that any such audit will or may be made.

1.17         The Disclosure Letter contains full details of any profit related pay schemes, employee share schemes, phantom schemes, employee incentive schemes or payroll deduction schemes operated by each Company.

SECONDARY LIABILITY

1.18         No transaction or event has occurred in consequence of which any Company is or may be held liable to pay or bear a liability to any Tax including any liability to indemnify any person in respect of any Tax, where such Tax is directly or primarily chargeable against or attributable to some other company or person (whether by reason of any such other company being or having been a member of a group of companies or otherwise).

1.19         Each Company has complied in all material respects with the following sections, and all regulations made under them, and has made and accounted for all deductions and retentions which they specify or require:

(a)           ICTA Pt XIII Chapter III (Entertainers and sportsmen);

(b)           ICTA Pt XIII Chapter IV (sub-contractors in the construction industry).

WITHDRAWAL OF RELIEFS

1.20         No Relief has been claimed by and/or given to any Company, or taken into account in determining or eliminating any provision for Tax or deferred Tax in the Accounts, which could be withdrawn or otherwise lost as a result of the sale and purchase hereunder.

1.21         Nothing has been done, and no event or series of events has occurred, which might cause, in relation to any Company, either the disallowance or the carry forward or carry back of losses, excess charges, debits in respect of loan relationships or advance corporation Tax, or the disallowance of the set-off or surrender of advance corporation Tax.

DEDUCTIONS

1.22         In respect of the period from the Accounts Date to Completion no Company has made any payment or incurred any liability to make any payment which could be disallowed (whether in whole or in part) as a deduction in computing the taxable profits of that Company or as a charge on that Company’s income including without limitation any payment which could be disallowed under sections 74 (general rules as to deductions not allowable), 125 (annual payments for non-taxable consideration), 338-340 (allowance of charges on income), 779-785 (leased assets) or 787 (restriction of relief for payments of interest) of the ICTA.

DISTRIBUTIONS AND DEDUCTIBILITY OF PAYMENTS

1.23         No Company has repaid, or agreed to repay or redeemed or agreed to redeem its share capital or capitalised or agreed to capitalise in the form of redeemable shares or debentures any profits or reserves of any class or description.

1.24         No security (within the meaning of ICTA s 254(1) (Company distributions, tax credits, etc: Interpretation)) issued by any Company and outstanding at the date of this agreement was issued in such circumstances that the interest payable on it, or any other payment in respect of it, falls to be treated as a distribution under ICTA s 209 (Meaning of ‘distribution’).

1.25         No Company has received a capital distribution to which section 189 of the TCGA (Capital distribution of chargeable gains: recovery of tax from shareholder) could apply.

CLOSE COMPANIES

1.26         The Company is a close company as defined in section 414 ICTA (close companies) but has never been a close investment-holding company as defined in section 13A ICTA (close investment-holding companies).

1.27         No distributions within section 418 ICTA (additional matters to be treated as distributions) or transfers of value within section 94 Inheritance Tax Act (charge on participators) have been made by the Company.

1.28         No loan or advance within section 419 ICTA (loans to participators, etc) has been made or agreed to be made by the Company and the Company has not released or written off, and there has been no agreement or arrangement for the release or writing off of the whole or part of the debt in respect of any such loan or advance.

GROUP RELIEF AND GROUP SURRENDERS

1.29         No Company has since the Accounts Date made or agreed to make, otherwise than to or from another Company:

(a)           a surrender of, or claim for, group relief under ICTA Pt X Ch IV (Group relief);

(b)           a surrender of a right to receive a refund of Tax under Finance Act 1989 s 102 (Surrender of company Tax refund, etc. within group).

1.30         No Company is liable to make or entitled to receive a payment for group relief or for the surrender of advance corporation Tax, otherwise than to or from another Company.

1.31         All claims for group relief made by each Company were valid and have been or will be allowed by way of relief from corporation Tax.

1.32         No Company has at any time since 1 April 1987 been a dual resident investing company within the meaning of ICTA s 404 (Limitation of group relief in relation to certain dual resident companies).

TRANSACTIONS NOT AT ARM’S LENGTH

1.33         No Company has carried out or been engaged in any transaction or arrangement to which ICTA s 770 (Sale etc. at an undervalue or overvalue) or Sch 28AA has been applied.

1.34         No Company owns or has agreed to acquire any asset, or has received or agreed to receive any services or facilities (including without limitation the benefit of any licences or agreements), the consideration for the acquisition or provision of which was in excess of its market value or determined otherwise than on an arm’s length basis.

1.35         No Company has disposed of or acquired any asset in such circumstances that TCGA s 17 (Disposals and acquisitions treated as made at market value) has applied.

BASE VALUES AND ACQUISITION COSTS

1.36         No Company has, since the Accounts Date, engaged in any transaction in respect of which there may be substituted for any purpose of Taxation a different consideration for the actual consideration given or received by it.

EVENTS SINCE THE ACCOUNTS DATE

1.37         Since the Accounts Date, no Company has incurred a liability to Tax other than Tax in respect of income, profits or gains attributable to transactions undertaken in the ordinary course of its business.

1.38         Since the Accounts Date no disposal has taken place or other event occurred which will or may have the effect of crystallizing a liability to Tax which would have been included in the provision for actual or deferred Tax contained in the Accounts if such disposal had been effected, planned or predicted at the Accounts Date.

1.39         Since the Accounts Date no material payment has been made by any Company which will not be deductible for the purposes of corporation Tax (or for any corresponding Tax on profits in any relevant foreign jurisdiction), either in computing the profits of that Company or in computing the corporation Tax (or corresponding Tax Liability) of that Company.

1.40         Since the Accounts Date no event has occurred which has or is likely to have the effect of prejudicing any Relief taken into account in computing or eliminating the provision for deferred Tax in the Accounts.

1.41         Since the Accounts Date no accounting period (as defined in ICTA s 12) of the Company has ended.

TAX AVOIDANCE

1.42         No Company is or has been party to any arrangements, transaction or series of transactions which:

(a)           involve or include any notifiable arrangement as defined in section 306 of the Finance Act 2004 and the Tax Avoidance Schemes (Prescribed Descriptions of Arrangements) Regulations 2004 (SI2004/1863); or

(b)           have or may become liable to notify to the Commissioners of Customs & Excise by virtue of Sch 2 Finance Act 2004 and the Value Added Tax (Disclosure of Avoidance Schemes) Regulations 2004 and Value Added Tax (Disclosure of Avoidance Schemes) (Designations) Order 2004.

1.43         No Company has since the Accounts Date engaged in or been a party to any scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of or a reduction in liability to Taxation; and, in particular but without limitation, no Company has been a party to or otherwise involved in any transaction to which any of the following could apply:

(a)           ICTA s 410 (Group relief: arrangements for transfer of company to another group or consortium); s 395 (Leasing contracts: and company reconstructions); and s 116 (Partnerships involving companies arrangements for transferring relief);

(b)           ICTA ss 729 or 730 (Tax avoidance other transfers of securities), ss 731 to 735 inclusive (Purchase and sale of securities) or ss 736 or 737 (Miscellaneous provisions relating to securities);

(c)           ICTA s 774 (Transactions between dealing company and associated company);

(d)           ICTA s 779 (Sale and lease-back: limitation on Tax reliefs);

(e)           ICTA s 781 (Assets leased to traders and others);

(f)            ICTA s 786 (Transactions associated with loans or credit);

(g)           TCGA s 29 (Value shifting General provisions);

(h)           TCGA s 106 (Disposal of shares and securities by the Company within prescribed period of acquisition).

1.44         No Company has since the Accounts Date been a party to any transaction to which any of the following has been or could be applied other than transactions in respect of which all necessary consents or clearances have been obtained:

(a)           ICTA ss 703 to 709 (Cancellation of Tax advantages from certain transactions in securities);

(b)           ICTA s 765 (Migration, etc. of companies);

(c)           ICTA s 776 (Transactions in land: Taxation of capital gains);

(d)           TCGA ss 135 to 138 (Company reconstructions and amalgamations);

(e)           TCGA s 139 (Reconstruction or amalgamation involving transfer of business).

VALUATION OF ASSETS

1.45         No Company holds or has held at any time any asset where, on the disposal of that asset, the amounts deductible under section 38 of the TCGA fall or would fall to be determined by reference to the application of section 42 of the TCGA (part disposal of assets) to a previous transaction.

1.46         No Company has disposed of any asset so that section 17 of the TCGA (disposals and acquisitions treated as made at market value) might apply to increase the consideration deemed to be given on such disposal.

1.47         No Company has held or had any interest in any asset where section 17 of the TCGA might apply to reduce the consideration deemed to be given on the acquisition of that asset.

RECONSTRUCTIONS

1.48         No Company has been involved in any share for share exchange or any scheme of reconstruction or amalgamation such as is mentioned in sections 135 and 136 of the TCGA or section 139 of the TCGA under which shares or debentures have been or will be issued or assets have been or will be transferred.

DEPRECIATORY TRANSACTIONS

1.49         No loss which has arisen or which may hereafter arise on a disposal by any Company of shares in or securities of any company is liable to be reduced, and no chargeable gain is liable to be created or increased by virtue of the application of section 176 of the TCGA (transactions in a group) or section 177 of the TCGA (dividend stripping) in consequence of any transaction occurring prior to the date of this agreement.

UNREMITTABLE INCOME AND CAPITAL GAINS

1.50         No Company has either received or become entitled to any income which is ‘unremittable income’, within the meaning of ICTA s 584 (Relief for unremittable overseas income), or any gain to which TCGA s 279 (Foreign assets delayed remittances) could apply.

DEMERGERS, PURCHASE OF OWN SHARES AND STOCK DIVIDENDS

1.51         No Company has been engaged in or been a party to any of the transactions set out in ICTA ss 213 to 218 (Demergers) or has made or received a chargeable payment as defined in ICTA s 214 (Chargeable payments connected with exempt distributions).

1.52         No Company has at any time redeemed, repaid or purchased or agreed to redeem, repay or purchase, any of its own shares.

1.53         No Company has issued any share capital to which ICTA s 249 (Stock dividends treated as income) or TCGA s 142 (Capital gains on stock dividends) could apply, nor does any Company own any such share capital.

TRANSFER OF OVERSEAS TRADE

1.54         No Company has made a claim under TCGA s 140 (Postponement of charge on transfer of assets to non-resident company) or s 140C (Transfer of a non-UK trade) in relation to the transfer of the whole or part of a trade which it carried on outside the United Kingdom through a branch or agency.

SALE AND LEASE-BACK OF LAND

1.55         No Company has since the Accounts Date entered into any transaction to which ICTA. s 780 (Sale and lease-back: Taxation of consideration received) has been or could be applied.

LOAN RELATIONSHIPS

1.56         Each Company which is a party to a loan relationship (within the meaning of Finance Act 1996 s 81.(Meaning of ‘loan relationship’ etc)) uses as respects the loan relationship in its statutory accounts a basis of accounting which is or equates to an authorised accounting method under FA 1996, s 85 (Authorised accounting methods) and which satisfies Finance Act 1996 s85A and s85B.

1.57         No Company has, in respect of a loan relationship within the meaning of Finance Act 1996,s 81 (Meaning of ‘loan relationship’ etc), applied

(a)           an authorised accounting method inconsistently or otherwise in a materially different way in successive accounting periods; or

(b)           used a different authorised accounting method for the same or successive accounting periods;

as provided by Finance Act 1996, s 89 (Inconsistent application of accounting methods).

1.58         No Company is required to use an authorised accruals basis of accounting as respects a creditor relationship by virtue of Finance Act 1996, s 87 (Accounting method where parties have a connection).

1.59         No Company has received a payment of interest on which it bore income Tax by deduction and in relation to which interest a credit has been brought into account for the purposes of Finance Act 1996 Ch II (Loan relationships) for an accounting period ending more than two years before the date of the receipt.

1.60         No Company has been a party to a loan relationship which had an unallowable purpose within the meaning of Finance Act 1996, Sched 9, para 13 (Loan relationships for unallowable purposes).

CONTROLLED FOREIGN COMPANIES

1.61         No notice of the making of a direction under ICTA s 747 (Imputation of chargeable profits and creditable Tax of controlled foreign companies) has been received by any of the Group members and no circumstances exist which would entitle the Inland Revenue to make a direction and to apportion any profits of a controlled foreign company to any of the Group members under ICTA s 752 (Apportionment of chargeable profits and creditable Tax).

1.62         No part of the consideration given by a Company for a new holding of shares (within the meaning of TCGA s 126 (Reorganisation or reduction of share capital: Application of sections 127 to 131)) will be disregarded by virtue of s 128(2) (Consideration given or received by holder).

ACQUISITIONS FROM GROUP MEMBERS

1.63         No Company owns an asset which was acquired from another company which was at the time a member of the same group of companies (as defined in TCGA s 170 (Groups of companies: Interpretation of ss 170 to 181)) as the relevant Company, and which owned that asset otherwise than as trading stock within the meaning of s 173 (Transfers within a group: trading stock).

1.64         The execution or completion of this Agreement will not result in any profit or gain being deemed to accrue to a Company for Taxation purposes, whether under TCGA s 179 (Company ceasing to be member of group: post-appointed day cases) or otherwise.

REPLACEMENT OF BUSINESS ASSETS

1.65         No Company has made a claim under TCGA s 23 (Receipt of compensation and insurance money not treated as a disposal), s 152 (Replacement of business assets” Roll-over relief), s 153 (Assets only partly replaced), s 154 (New assets which are depreciating assets), s 175 (Replacement of business assets by members of a group) or s 247 (Roll-over relief on compulsory acquisition) which would affect the amount of the chargeable gain or allowable loss which would but for such claim have arisen on a disposal of any of its assets.

GIFTS INVOLVING GROUP COMPANIES

1.66         No Company has held or holds shares in a company (not being another Company) which has made a transfer to which TCGA s 125 (Shares in close company transferring assets at an undervalue); and no Company has received any assets by way of gift as mentioned in TCGA s 282 (Recovery of Tax from donee).

GAINS ACCRUING TO NON-RESIDENT COMPANIES

1.67         No gain has accrued in respect of which any Company may be liable to corporation Tax on chargeable gains by virtue of TCGA s 13 (Attribution of gains to members of non-resident companies).

VALUE ADDED TAX

1.68         Each Company:

(a)           has duly registered and is a taxable person for the purposes of value added Tax;

(b)           has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to value added tax;

(c)           maintains complete, correct and up-to-date records for the purposes of the relevant legislation;

(d)           no Company has applied for treatment or is treated as a member of a group which includes any company which is not one of the Companies;

(e)           no Company is, or has agreed to become, an agent (for the purposes of VATA 1994, s 47 (Agents etc)) for the supply of goods for a person who is not a taxable person.

1.69         No Company has within the past twelve or twenty four months respectively, received a surcharge liability notice under VATA s 59 (The default surcharge) or a penalty liability notice under VATA s 64 (Repeated misdeclarations) or may be liable to a penalty under s 63 (Penalty for misdeclaration or neglect resulting in VAT loss for one accounting period equalling or exceeding certain amount).

1.70         No election to waive exemption from value added Tax in relation to any of the Properties has been made by a Company or predecessor in title under VATA Sched 10, para 2 (Election to waive exemption).

1.71         No direction has been given, and there are no grounds under which one may be given, by Customs and Excise under VATA Sched 9A (Anti-avoidance provisions: Groups) as a result of which a Company would be treated for the purposes of value added Tax as a member of a group which includes a company which is not a Company or as not being a member of the group with the other Group Companies.

STAMP DUTY

1.72         All documents to which the Company is a party and under which the Company has any rights or which form part of the Company’s title to any asset owned by it have either been duly stamped or have had the requisite amount of stamp duty land Tax duly paid in respect of any document which is subject to stamp duty land Tax and no Company has been a party to any transaction whereby it was or is or could become liable to stamp duty reserve Tax.

1.73         No Company has made a claim for relief from stamp duty under section 42 Finance Act 1930 or section 76 Finance Act 1986 in respect of UK land or buildings.

1.74         Each Company has made, given and kept accurate, complete, correct and up-to-date returns, records and other documents appropriate or required for the purposes of stamp duty land Tax and is not in arrears with any payments or returns due in respect of stamp duty land Tax.

1.75         All stamp duty land Tax payable to the Inland Revenue by each Company has been paid in full on the due date and no Company has ever applied to defer payment of stamp duty land Tax.

1.76         No Company has made any claim for relief from stamp duty land Tax under Schedule 7 Finance Act 2003 or section 57A Finance Act 2003.

1.77         No Company has ever been liable to pay any penalty or interest in connection with stamp duty land Tax nor are there any circumstances by reason of which the Company is likely to become liable to pay such penalty or interest.

INHERITANCE TAX

1.78         No Company has at any time made a transfer of value (as defined in Inheritance Tax Act 1984 (“ITA”)  s 3 (Transfers of Value)).

1.79         No Inland Revenue charge for unpaid inheritance Tax (as provided by ITA ss 237 and 238 (Inland Revenue charge for unpaid Tax)) over any asset of any Company, or in relation to any shares in the capital of any Company is outstanding.

1.80         No circumstances exist whereby any power mentioned in ITA s 212 (Powers to raise Tax) could be exercised in relation to any shares, securities or other assets of any Company, or could be exercised but for ITA s 204(6) (Limitation of liability).

Part 3

Tax Covenant

1.                                     COVENANT

1.1           The Warrantors covenant to pay to the Purchaser an amount equal to:

1.1.1        any Actual Tax Liability which arises by reference to an Event occurring or income, profits or gains earned, accrued or received on or before Completion;

1.1.2        the value of any Effective Tax Liability;

1.1.3        any liability for Inheritance Tax which:

1.1.3.1     has at Completion given rise to a charge on any of the shares or assets of the Company or given rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or

1.1.3.2     after Completion gives rise to a charge on any of the shares or assets of the Company or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company and which arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring);

1.1.4        the reasonable costs properly incurred by the Purchaser or the Company in connection with a successful claim under this part 3 of this schedule.

2.                                     DEDUCTIONS FROM PAYMENTS

2.1           All sums payable by the Warrantors under any claim under the Tax Covenant shall be paid gross, free and clear of any rights of counterclaim or set-off and without any deduction or withholding unless the deduction or withholding is required by law in which event the Warrantors shall pay such additional amount as shall be required to ensure that the net amount received and retained (free of any interest, penalties or other liability) by the Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been required, provided that this paragraph shall not apply to any interest payable under paragraph 5.3 of part 4 of this schedule.

2.2           If any amount payable under any claim under the Tax Covenant is subject to Tax, the amount so payable shall be grossed up by such amount as will ensure that after deduction of the Tax in question there shall be left an amount equal to the amount that would otherwise be payable under the claim.

Part 4

Limitations and Procedure

1.                                     LIMITATIONS

The Warrantors shall not be liable under any Tax Warranty or any claim under the Tax Covenant in respect of any Tax Liability to the extent that:

1.1           provision, reserve or allowance has been made in the Completion Statement in respect of any such Tax Liability or to the extent that the payment or discharge of any such Tax Liability has been taken into account in the Completion Statement or such Tax Liability has been discharged prior to Completion;

1.2           such liability arises or is increased as a result of any voluntary act or transaction the Company or the Purchaser after Completion otherwise than in the ordinary course of business of the Company carried on at Completion;

1.3           the liability would not have arisen or would have been reduced or eliminated but for a failure or omission after Completion, on the part of the Company or the Purchaser, to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under any enactment or regulation relating to Tax the making, giving or doing of which was taken into account in computing the provision for Tax in the Completion Statement for which a written notice is given to the Purchaser not less than 30 days before the final date upon which the claim, election, surrender, disclaimer, notice consent or other thing in question may be made, given or done;

1.4           the liability arises or is increased as a result of either the Company or the Purchaser failing to act in accordance with the provisions of paragraph 4 of this part of this schedule;

1.5           the liability arises or is increased as a result of any change after Completion in the bases, methods or policies of accounting of the Purchaser or the Company save where such change is made to comply with generally accepted accounting principles, the published practice of any Tax Authority, law or rule of any regulatory authority or body in force;

1.6           such liability arises as a result of:

1.6.1        any voluntary disclaimer by the Company after Completion of the whole or part of any capital allowances claimed before Completion or the entitlement to which was taken into account in preparing the Completion Statement;

1.6.2        the revocation or revision by the Company after Completion of any Relief claimed or the entitlement to which was taken into account in preparation of the Completion Statement;

1.7           the liability has been satisfied (otherwise than by the Purchaser or any member of the Purchaser’s Group or Company Group); or

1.8           such Tax Liability arises or is increased as a consequence of any reduced entitlement to the small companies rate of corporation tax (section 13 of the Taxes Act) where such reduced entitlement results from the Company becoming associated with any company or companies at or following Completion.

2.             The Warrantors shall not be liable in respect of any breach of the Tax Warranties if, and to the extent that, the loss incurred is or has been included in any claim under the Tax Covenant which has been satisfied in full in cleared funds nor shall the Warrantors be liable in respect of a claim under the Tax Covenant if, and to the extent that, the amount claimed is or has been included in a claim for breach of the Tax Warranties which has been satisfied in full.

3.                                     DURATION AND EXTENT

3.1           Schedule 5 of the Agreement shall apply in respect of any Tax Claim (with all necessary changes) as if the same were set out and repeated in this part 4 of this schedule, except that the time period provided in paragraph 2.3.1 of Schedule 5 for any Tax Claim shall be extended until the date that is 60 days following the expiration of the applicable structure of limitations, including extensions thereof.

4.                                     CONDUCT OF CLAIMS

4.1           If the Purchaser or the Company becomes aware of any Claim for Tax which gives or may give rise to a Tax Claim, the Purchaser shall, or shall procure that the Company shall, as soon as reasonably practicable (and in any event, in the case of the receipt of a Claim for Tax consisting of any assessment or demand for Tax or for which the time for response or appeal is limited, not less than five Business Days prior to the day on which the time for response or appeal expires) give written notice of the Claim for Tax to the Warrantors.

4.2           If the Warrantors in writing reasonably requires, the Purchaser shall, or shall procure that the Company shall, supply the Warrantors with such available and relevant details, documentation, correspondence and information and shall take such action as the Warrantors may reasonably request in writing to negotiate, avoid, dispute, resist, compromise, defend or appeal against the Claim for Tax and any adjudication in respect of the Claim for Tax provided that the Warrantors shall first indemnify the Company and the Purchaser to the reasonable satisfaction of the Purchaser against all reasonable costs and expenses which may be incurred in relation to the same.

4.3           The Warrantors shall have the right to have any action mentioned in paragraph 4.2 conducted by their nominated professional advisers provided that the appointment of such professional advisers shall be subject to the approval of the Purchaser (such approval not to be unreasonably withheld or delayed) and shall be deemed to be given in the event that the Purchaser does not within 15 days of a written request give a fully reasoned, written response to a request for approval by the Warrantors.

5.                                     DATE FOR PAYMENT

5.1           Where a Tax Claim or any sum to which paragraph 2.2 of part 3 of this schedule applies involves the Purchaser or the Company being under a liability to make a payment to any Tax Authority, the Warrantors shall pay to the Purchaser in cleared funds the relevant amount on or before the later of the fifth Business Day after demand is made for the amount in question and the fifth Business Day before the date on which the amount in question is payable (not including extensions) to the relevant Tax Authority without any interest, penalty, fine or surcharge arising in respect of it.

5.2           Where a Tax Claim does not fall within paragraph 5.1, the due date for the making of payments by the Warrantors under this schedule shall be:

5.2.1        in the case of a Tax Claim involving the loss of an Accounts Relief which is not a right to a repayment of Tax, the later of ten Business Days following service by the Purchaser of a written demand for the same and the date on which the Accounts Relief would otherwise have been used but for such loss;

5.2.2        in the case of a Tax Claim involving the loss of an Accounts Relief which is a right to repayment of Tax, the later of ten Business Days after the Purchaser served a written demand for the same and the date on which repayment of Tax would have actually been received;

5.2.3        in the case of a Tax Claim involving the set-off of a Post Completion Relief or an Accounts Relief, the later of ten Business Days following the service by the Purchaser of a written demand for the same or the date on which the Actual Tax Liability would have fallen due but for such setting off.

5.3           Any sum not paid on a date determined under this schedule (“due date”) shall bear interest (which shall accrue from day to day after, as well as before, any judgment for the same) at the rate of 3% per annum over the base rate of Barclays Bank PLC or, in the absence of such base rate, at such similar rate as the person entitled to the payment shall select from the due date up to and including the day of actual payment of such sum (or the next Business Day if the date of actual payment is not a Business Day).  Such interest shall be paid on demand.

6.                                     TAX AFFAIRS

6.1           The Warrantors or their duly authorised agents or advisers shall, at the expense of the Company, prepare, submit and agree the corporation tax computations and Tax Returns (“Tax Computations”) due on or before the Accounts Date (“Relevant Accounting Period(s)”).

6.2           The Warrantors shall deliver to the Purchaser within 45 days prior to the due date for such Tax Return (including any extension thereof) for comments any Tax Computation return document or correspondence and details of any information or proposal (“Relevant Information”) which they intend to submit to a Tax Authority before submission to the Tax Authority and subject to paragraph 6.3 shall take account of the reasonable comments of the Purchaser and make such amendments to the Relevant Information as the Purchaser may reasonably require in writing within 15 days of the date of delivery of the Relevant Information prior to its submission to the relevant Tax Authority.

6.3           The Warrantors shall not, and shall procure that no other person shall, submit to the relevant Tax Authority any Relevant Information or agree any matter with a Tax Authority where the Purchaser has notified the Warrantors in writing within 30 days of the receipt of the Relevant Information or proposal for agreement that such Relevant Information or matter is not true, accurate and lawful in all respects.

6.4           The Warrantors shall deliver to the Purchaser copies of any material correspondence sent to, or received from, the Inland Revenue relating to the Tax Computations and returns and shall keep the Purchaser fully informed of its actions under this paragraph.

6.5           The Purchaser will cause to be prepared each Tax Return (other than any Tax Return described in and covered by paragraph 6.1) covering any Tax period ending on or before or after the Completion Date (including, without limitation, any Tax Return required or permitted to be filed for a short Tax period ending on the Completion Date) which is required to be filed for, by, on behalf of or with respect to the Company after the Completion Date and, if such Tax Return could give rise to a Tax Claim, the Purchaser shall deliver a copy of such Tax Return to the Warrantors at least 45 days prior to the due date (including any extension thereof) for filing such Tax Return, and shall take account of the reasonable comments of the Warrantors and make such amendments to the Tax Return as the Warrantors may reasonable require in writing within 15 days of the due date (including any extensions thereof) for filing such Tax Return; provided, however, that the Purchaser shall only be obligated to take into account comments of the Warrantors to the extent such comments relate to an item that may result in a Tax Claim.

6.6           With respect to each Tax Return covering a period that begins on or before the Completion Date and ends after the Completion Date (a “Straddle Period”), which is required to be filed for, by, on behalf of or with respect to the Company after the Completion Date, the Purchaser (i) shall cause to be prepared each such Tax Return, and (ii) shall determine the portion of the Tax due and shown on such Tax Return that is allocable to the period ending on or before the Completion Date, which determination shall be set forth in a statement (the “Tax Statement”) prepared by the Purchaser.  The Purchaser shall deliver a copy of such Tax Return and the Tax Statement related thereto to the Warrantors at least 45 days prior to the due date (including any extension thereof) for filing such Tax Return, and shall take account of the reasonable comments of the Warrantors and make such amendments to the Tax Return as the Warrantors may reasonably require in writing within 15 days of the due date (including any extensions thereof) for filing such Tax Return; provided, however, that the Purchaser shall only be obligated to take into account comments of the

Warrantors to the extent such comments relate to an item that may result in a Tax Claim.

6.7           The Warrantors and the Purchaser will, to the extent permitted by applicable law, elect with the appropriate Tax Authority to close the Tax periods of the Company as of and including the Completion Date.  In any case where applicable law does not require or permit a Tax period of the Company to be closed as of and including the Completion Date, any Tax pertaining to a Straddle Period shall be determined in accordance with paragraph 6.8 hereof.

6.8           In the case of any Tax pertaining to a Straddle Period which is based on income, sales, revenue, production or similar items or other Taxes, the portion of the Tax pertaining or attributable to the Company for the period ending on the Completion Date shall be determined on the basis of an interim closing of the books as of and including the Completion Date.

6.9           In respect of any matter which gives or may give the Purchaser a right to make a Tax Claim, the provisions of paragraph 4 with respect to appeals and the conduct of disputes shall apply instead of the provisions of this paragraph 6.

6.10         The Warrantors shall use all reasonable endeavours to agree the Tax Computations as soon as reasonably practicable and shall deal with all such matters promptly and diligently and within applicable time limits.

7.                                     OVER-PROVISIONS AND CORRESPONDING BENEFIT

7.1           If before the seventh anniversary of the date of this agreement a payment by the Warrantors in respect of any Tax Liability under a Tax Claim or the matter giving rise to the Tax Liability in question results in the Company or the Purchaser receiving or becoming entitled to any Relief (other than an Accounts Relief) which they utilise (including by way of repayment of Tax) (“Corresponding Relief”), then an amount equal to such over-provision, under-stated right to repayment of Tax, or the Tax saved by the Corresponding Relief at the date such Corresponding Relief is utilised (“Relevant Amount”), shall be dealt with in accordance with paragraph 7.2.

7.2           The Relevant Amount:

7.2.1        shall first be set off against any payment then due from the Warrantors under a Tax Claim;

7.2.2        to the extent there is an excess of the Relevant Amount after any application of the same under paragraph 7.2.1, a refund shall be made to the Warrantors.

7.3           If the Purchaser or the Company becomes aware of any circumstances which shall or may give rise to the application of paragraph 7.1, the Purchaser shall or shall procure that the Company shall as soon as reasonably practicable give written notice of the same to the Warrantors.

7.4           The Warrantors may require the auditors of the Company to certify the existence and quantum of any Relevant Amount and the date on which the Corresponding Relief is utilised and, in the absence of manifest error, their decision shall be final and binding.

8.                                     THIRD PARTY CLAIMS

8.1           If the Company or the Purchaser are before the seventh anniversary of the date of this agreement entitled to recover from another person or a Tax Authority a sum in respect of any matter or Tax Liability to which a Tax Claim relates and which has been satisfied by the Warrantors in cleared funds the Purchaser shall as soon as reasonably practicable give written notice of the same to the Warrantors and if the Warrantors indemnify the Purchaser or, as appropriate, the Company (to the Purchaser’s reasonable satisfaction) against the reasonable costs of the Purchaser or, as appropriate, the Company in connection with taking the following action, the Purchaser shall, or shall procure that the Company shall, take such action reasonably requested by the Warrantors to enforce recovery against that person or Tax Authority.

8.2           In the event that the Purchaser or the Company recovers any sum referred to in paragraph 8.1 (whether after taking any action at the request of the Warrantors under that paragraph or otherwise), the Purchaser shall, as soon as reasonably practicable, account to the Warrantors for the lesser of:

8.2.1        the sum recovered net of any Tax on the sum and the costs and expenses of recovering the same; and

8.2.2        any amount paid by the Warrantors in respect of the matter giving rise to the relevant Tax Claim plus costs and expenses for which the Warrantors have indemnified the Purchaser and/or the Company under this paragraph 8.

9.                                     MISCELLANEOUS

Any payment to the Purchaser or the Company under any Tax Claim shall be deemed to be a reduction of the total consideration payable hereunder for the Shares.

10.                              COVENANT BY THE PURCHASER

10.1         The Purchaser and the Company covenant with the Warrantors to pay to the Warrantors an amount equal to any of the following:

10.1.1      any liability or increased liability to Tax of the Warrantors or any person connected with the Warrantors arising under or by reference to section 767A or section 767AA of the Taxes Act, paragraph 68 of schedule 29 to the Finance Act 2002, paragraph 8 of schedule 34 to the Finance Act 2002, paragraph 8 or 9 of schedule 35 to the FA 2002, by virtue of the non-payment of Tax by the Company save that this paragraph 10.1.1 shall not apply in respect of any Tax for which the Warrantors are liable to make (but have not yet made) payment to the Purchaser under this schedule;

10.1.2      the reasonable costs and expenses of the Warrantor in connection with any liability referred to or in taking any action under this paragraph.

SCHEDULE 5

Part 1

Limitation of the Warrantors’ liability

1.                                      DISCLOSURE LETTER

The Purchaser shall not be entitled to make a Claim for breach of Warranty under any particular Warranty if and to the extent that the fact or information upon which it is based is fairly disclosed in the Disclosure Letter and “fairly disclosed” for these purposes means disclosure by the Disclosure Letter of facts and circumstances in sufficient detail to enable a reasonable purchaser to identify and form a reasonably accurate view as to the nature and scope of the matter disclosed and to make a general assessment of the financial effect thereof on the Group as a whole (provided that the making of such an assessment is reasonably practicable).  For the avoidance of doubt any matters disclosed pursuant to the Disclosure Letter shall not prejudice claims made under the Indemnities.

2.                                      DURATION AND EXTENT

2.1           The individual liability of each Warrantor shall not exceed the total amount of the Consideration received by him (including the nominal value of any Consideration Loan Notes and Retention Loan Notes) and the aggregate liability of the Warrantors in respect of all Claims shall not exceed the aggregate Consideration received by them and for the purposes of this clause the amount of any payment made pursuant to clauses 3.9 to 3.20 shall be deemed to be the liability of the Warrantors.

2.2           No amount shall be payable by the Warrantors in respect of any Claim (other than a Claim pursuant to the Indemnities set out at clause 6.1.6, 6.1.7 or 6.2):

2.2.1        unless the amount of the liability in respect of each such Claim exceeds £5,000 (and no such Claim shall count towards the aggregate liability referred to in paragraph 2.2.2 below); and

2.2.2        unless and until the aggregate cumulative liability of the Warrantors in respect of all such Claims (excluding, for the avoidance of doubt, liability for Claims pursuant to the Indemnities set out at clauses 6.1.6, 6.1.7 or 6.2) exceeds £150,000, whereupon the Warrantors shall be liable in respect of the full amount of such Claims and not only in respect of the excess over £150,000.

2.3           The Warrantors shall not be liable for any Claim unless the Warrantors are given notice in writing of that Claim setting out material details (to the extent known) of the Claim and the amount claimed:

2.3.1        except as provided in paragraph 3.1 of schedule 4, part 4, on or before the seventh anniversary of the Completion Date in the case of any Claim in respect of the Tax Warranties and/or the Tax Covenant; or

2.3.2        on or before 30 June 2006 in the case of the Indemnities and the Warranties other than the Tax Warranties.

and, in either case, unless legal proceedings shall have been served in respect of any Claim within sixteen months of the Warrantors being notified of any such Claim.

3.                                      LIMITATIONS

No Claim shall be admissible and the Warrantors shall not be liable under any of the Warranties or Indemnities, except for paragraph 3.1 which shall not limit any Indemnity:

3.1           to the extent that provision, reserve or allowance has been made in the Accounts or in the Management Accounts or the Completion Statement or was specifically referred to in the notes to the Accounts or the Management Accounts or the Completion Statement in respect thereof or to the extent that payment or discharge thereof has been taken into account therein or in accordance with UK generally accepted accounting principles has not been so taken account of, or referred to; or

3.2           to the extent that provision, reserve or allowance made in the Accounts or the Management Accounts or the Completion Statement for any taxation liability proves to be insufficient by reason of any increase in the rates of taxation or variation in the method of applying, or calculating the rate of taxation made after Completion whether or not with retrospective effect; or

3.3           to the extent that such liability arises or is increased as a result of any change or changes in legislation (primary or delegated) including without limitation any increase in rates of taxation or the introduction of any changes or new form of taxation or in the practice of the Inland Revenue or HM Customs & Excise or any other relevant authority (in the United Kingdom or elsewhere) occurring after Completion whether or not with retrospective effect; or

3.4           except with respect to the Indemnity set out at clause 6.1.6, if the Purchaser fails to comply with the provisions of paragraph 6 of this schedule in respect of any liability or prospective liability, but only to the extent such failure prejudices the Warrantors; or

3.5           to the extent that such liability occurs or arises as a result of or is otherwise attributable wholly or partly to any voluntary act, transaction or omission of the Purchaser or any member of the Purchaser’s Group or their respective directors, employees or agents on or after Completion other than in the ordinary course of the business of the Group; or

3.6           to the extent that any Claim by the Purchaser or the subject matter thereof has been or is made good or is otherwise fully compensated for (otherwise than by the Purchaser or any member of the Purchaser’s Group); or

3.7           to the extent that the matter to which it relates has been recovered from the Company’s insurers; or

3.8           to the extent that the Purchaser has not taken reasonable steps to mitigate its loss arising in connection with such Claim and the Purchaser unconditionally agrees that it will take reasonable steps to recover any liability which gives rise to a Claim under the Company’s policies of insurance from time to time before attempting to seek recovery from the Warrantors.

4.                                      TAX BENEFIT

If any Warrantor shall be liable in respect of any Claim, credit shall be given to such Warrantor against such liability for the amount by which any taxation for which the Purchaser is or may be liable is reduced or extinguished as a result of any such liability and/or Claim.

5.                                      THIRD PARTY CLAIMS

5.1           In the event that the Purchaser shall recover any amount from some other person (including any tax authority) any sum in respect of any matter giving rise to a Claim, the Claim against the Warrantors shall be reduced by the amount recovered (including any repayment supplement) less all costs, charges and expenses incurred by the Purchaser in recovering that sum from such other person.

5.2           If the Warrantors pay at any time to the Purchaser an amount pursuant to a Claim and the Purchaser is or subsequently becomes entitled to recover from some other person, including under any of the Company’s policies of insurance, any sum in respect of any matter giving rise to such Claim the Purchaser shall take reasonable steps to enforce such recovery and the Purchaser shall forthwith repay to the Warrantors so much of the amount paid by it to the Purchaser as does not exceed the sum recovered from such other person less all costs, charges and expenses, including overhead, incurred by the Purchaser in recovering that sum from such other person provided always that nothing herein shall require the Purchaser to take any such action if, to the reasonable opinion of the Purchaser, doing so will materially adversely affect the goodwill of the Group.

6.                                      CONDUCT OF CLAIMS

6.1           If the Purchaser exercises its right to pursue a Claim under the Share Warranties or Indemnities:

6.1.1        the Purchaser shall forthwith give written notice to the Warrantors of the matter and shall initially consult with the Warrantors with respect to such matter but such notice shall not be a condition precedent to the liability of the Warrantors;

6.1.2        the Purchaser shall provide to the Warrantors and their advisers reasonable access to premises and personnel and to relevant assets, documents and records of the Company and the Subsidiaries and the Purchaser for the purposes of investigating the matter and enabling the Warrantors to take the action referred to in paragraph 6.1.4; provided, that such access shall not require Purchaser to disclose any Confidential Information or otherwise adversely affect any privilege or other right of Purchaser or compromise Purchaser’s ability to pursue such Claim;

6.1.3        the Warrantors (at their cost) may take copies of the documents or records, and photograph the premises or assets, referred to in paragraph 6.1.2.

6.1.4        the Purchaser shall take such action and give such information and assistance in connection with the affairs of the Purchaser as the Warrantors may reasonably request in writing to negotiate, avoid, dispute, resist, mitigate, compromise, defend or appeal against any Claim and any adjudication with respect thereto; provided that the Warrantors shall reimburse the Purchaser for its and its subsidiaries’ internal cost of making personnel available and out of pocket fees, costs and expenses incurred in connection with this paragraph 6.1.4.

6.2           At the request of the Warrantors, and subject to the prior written consent of the Purchaser the conduct of any proceedings with a third party arising in connection with any such Claim shall be delegated entirely to the Warrantors and in that connection the Purchaser shall give or cause to be given to the Warrantors all such reasonable assistance as the Warrantors may reasonably require at the sole expense of the Warrantors in disputing any such Claim and shall instruct such solicitors or other professional advisers as the Warrantors may nominate to act on behalf of the Warrantors or the Purchaser but in accordance with the Warrantors instructions; provided that Warrantors shall jointly and severally indemnify, defend and hold harmless the Purchaser Group for any losses incurred by the Purchaser Group as a result of the conduct of any such Claim by the Warrantors and/or their professional advisers.

6.3           If the Warrantors do not request the Purchaser to take action pursuant to paragraphs 6.1.4 or 6.2 or shall fail to indemnify, defend, hold harmless and secure the Purchaser in accordance with paragraph 6.2 within 14 days of the said written notice to the Warrantors the Purchaser shall be free to pay, settle or otherwise handle the Claim on such terms as it may in its absolute discretion think fit save that the Purchaser agrees that:

6.3.1        it will at all times take reasonable steps to mitigate any loss which the Warrantors may suffer in connection with such Claim; and

6.3.2        it shall at all times consult with the Warrantors in relation to such claim and consider in good faith the Warrantors’ suggestions or concerns in respect of any payment or settlement or the handling of the Claim generally.

6.4           Except as otherwise provided herein, the Purchaser shall not, and shall ensure that no member of the Purchaser’s Group will admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Warrantors (such consent not to be unreasonably withheld or delayed).

6.5           Except as otherwise provided herein, the Warrantors shall not admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed).

7.                                      MISCELLANEOUS

7.1           Any payment to the Purchaser in relation to a Claim shall be deemed to be a reduction of the total consideration payable hereunder for the Shares.

7.2           The Purchaser shall at all times procure that there is no duplication of recovery for any Claim or Claims relating to the same subject matter.

7.3           If at any time after the date of this agreement the Warrantors want to insure against their respective liabilities in respect of a Claim, the Purchaser shall provide any information as a prospective insurer may reasonably require before effecting the insurance.

7.4           The Purchaser will preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Claim in accordance with its ordinary retention practices.

7.5           The Warrantors shall not be liable to make any payment in respect of any claim based upon a contingent liability until the liability becomes an actual liability; provided that if the Purchaser timely notifies the Warrantors of a Claim based upon a contingent liability in accordance with paragraph 2.2 of this schedule 5, the Warrantors may be liable to the Purchaser if such contingent liability becomes an actual liability after the expiration of the applicable time period set forth in paragraph 2.2 of this schedule 5.

7.6           If and to the extent that any Warrantor is liable to make a payment to the Purchaser in respect of a Claim and such Warrantor holds any Consideration Loan Notes or Retention Loan Notes, the Warrantor may (at the Warrantor’s option) satisfy such Claim by the surrender of Consideration Loan Notes or Retention Loan Notes having a nominal value equal to the amount of such Claim.

SCHEDULE 6

Completion

1.                                       Each of the Vendors shall repay or procure the repayment of all sums owed by him or it or any of his or its Affiliates to the Company or any of the Subsidiaries.

2.                                       The Vendors shall deliver or procure to be delivered to the Purchaser:

2.1           duly signed stock transfer forms in respect of the Shares in favour of the Purchaser or its nominee(s) together with duly executed powers of attorney or other authorities pursuant to which any such stock transfer forms have been executed;

2.2           duly executed share option agreements together with notices of exercise; forms 88(2) for each exercise; proof of payment of the exercise price;

2.3           the relevant share certificates (or an express indemnity in a form satisfactory to the Purchaser in the event of any found to be missing) in respect of the Shares;

2.4           the written resignations in the agreed form of Emil Gigov, David Findlay and Simon Gurney as directors of the Company and the written resignation of David Findlay as a director of the Subsidiaries;

2.5           all certificates of incorporation and certificates of incorporation on change of name for the Company and the Subsidiaries;

2.6           the statutory books (including minute books and share register) of the Company and the Subsidiaries made up to the Completion Date;

2.7           share certificates in respect of all the issued shares of each of the Subsidiaries held by the Company or any of the Subsidiaries;

2.8           copies of all bank mandates given by the Company and/or any of the Subsidiaries;

2.9           bank statements dated not earlier than two Business Days before Completion for all bank accounts of the Company and/or the Subsidiaries;

2.10         duly executed deeds of release in the agreed form evidencing the release and discharge of all security and guarantees of the Company and/or the Subsidiaries relating to the Existing Loan Stock;

2.11         the Disclosure Letter signed by the Warrantors and the Disclosure Documents initialled on behalf of the Warrantors;

2.12         Audited Accounts to 31 December 2004 and Management Accounts to 28 February 2005;

2.13         Deeds of Confidentiality and Restriction for Close Venture Management Limited and Deeds of Restriction for David Findlay and Alan Stanley;

2.14         certified copies of duly executed powers of attorney or other authorities pursuant to which this agreement or any other document delivered in connection with the transactions contemplated by this agreement has been executed;

2.15         all loan notes issued by the Company or any of its Subsidiaries to any employee or Vendor, marked “Cancelled and Paid-in-Full”;

2.16         an agreement in the agreed form between Magna Steyr - Fahrzeugtechnik AG & Co KG and Automotive Technik Limited duly executed by the parties thereto; and

2.17         the consent in the agreed form required from Her Majesty the Queen In Right of New Zealand acting through and by (1) the Secretary of Defence (the Crown) and (ii) the Chief of the Defence Force (the Army) in relation to the New Zealand Contracts.

3.                                       The Vendors shall procure that meetings of the boards of directors of the Company and each of the Subsidiaries are convened and held at which resolutions in the form set out in the Completion Board Minutes are duly passed.

4.                                       The Purchaser shall:

4.1           procure the discharge in full by the Company of the Outstanding Indebtedness; and

4.2           pay to the Vendors’ Solicitors by transfer of funds through a UK clearing bank the sum of £19,560,102.14, who shall then pay the Adjustment Retention Amount into the Adjustment Retention Account, shall pay the Retention Amount into the Retention Account, in respect of the cash consideration payable at Completion.

5.                                       The Purchaser shall:

5.1           constitute the Loan Note Instrument and deliver to the Vendors a certified copy of a resolution of the board of directors of the Purchaser allotting the Consideration Loan Notes to the Vendors;

5.2           allot and issue to the Vendors the number of Consideration Loan Notes set opposite their respective names in column (6) of the Completion Allocation Schedule and shall deliver definitive certificates in respect of such Consideration Loan Notes to the Vendors whose receipt shall be a sufficient discharge to the Purchaser for that part of the Consideration to be satisfied by the allotment of the Consideration Loan Notes.

6.                                       The Purchaser shall deliver to the Warrantors a copy of the Disclosure Letter countersigned by the Purchaser and the Disclosure Documents initialled on behalf of the Purchaser.

SCHEDULE 7

The Properties

Leasehold

Vested in	Address	Date of lease	Lease term	User	Current annual rent	Date of next rent review
Automotive Technik Limited	Midleton House Guildford Surrey	25 May 2001	Expires 24 August 2016	Workshop/ Ancillary Offices	£160,000	25 May 2006

Automotive Technik Fabrications Limited	Unit G2 Fort Wallington Industrial Estate Fareham	Not yet completed	5 years - will expire in 2010	B1, B2, B8 of TCP (US) Order 87	£33,575	N/A

Automotive Technik Limited	Units G3 and G4 Fort Wallington Industrial Estate Fareham	28 August 2001	Expires 11 September 2010	B2	£64,586	12 September 2005

Automotive Technik Limited	Unit G6 Fort Wallington Industrial Estate Fareham	14 August 2003	Expires 11 September 2010	B1, B2, B8	£26,000	14 August 2008

Automotive Technik Limited	Delta Works, Midleton Industrial Estate Guildford	10 November 2004	Expired 24 August 2016	B1	£100,000	25 May 2006

Automotive Technik Limited	Building 20 Port Bay B DSDC Ashchurch	26 November 2004	Expires 9 January 2005(but tenant holding over)	Repair/ modification of vehicles	£14,500	N/A

Automotive Technik Limited	Space at HMS Daedalus, Port Solent	undated	N/A	—	Ad hoc	N/A

SCHEDULE 8

Determination of Net Asset Value

Part 1

Preparation of the Completion Statement

1.                                       Promptly following the Completion Date, the Purchaser shall procure that the Company prepares a draft statement setting out the Net Asset Value as at the Completion Date (“Completion Statement”).  The draft Completion Statement shall be produced substantially in the format set out in part 3 of this schedule 8 and shall include an entry for all of the line items shown.  It is agreed by each of the Vendors and the Purchaser that the items listed in part 3 of schedule 8 shall be an exhaustive list and that additional items may not be included in such list.

2.                                       The Completion Statement shall be prepared in accordance with the policies and principles set out below:

2.1           the specific policies set out in part 2 of this schedule 8;

2.2           to the extent not covered by 2.1 above, insofar as it results in a treatment which complies with UK generally accepted accounting principles;

2.3           to the extent not covered by 2.1 and 2.2 above, following principles, policies, practices, treatments and categorisations as were used in the preparation of the Accounts, as there applied, including in relation to the exercise of accounting discretion and judgement on a basis consistent with the Accounts; and

2.4           to the extent not covered 2.2 above, in accordance with UK generally accepted accounting principles as at the Completion Date.

3.                                       The Purchaser shall within 45 calendar days starting on the day after the Completion Date submit to the Vendors’ Representatives (acting on behalf of the Vendors), the draft Completion Statement.  The Vendors’ Representatives (acting on behalf of the Vendors) shall within 28 calendar days starting on the day after receipt of the draft Completion Statement notify the Purchaser whether or not they agree with the draft Completion Statement.  For the avoidance of doubt, the Vendors hereby authorise the Vendors’ Representatives, at the Vendors’ cost, to instruct the Vendors’ Accountants if they (acting together) think fit for the purposes of this schedule 8 and so that the Vendors’ Accountants shall be instructed to act in accordance with the instructions of the Vendors’ Representatives (acting together) in their dealings with the Purchaser.

4.                                       After Completion, the Purchaser shall provide, and shall procure that the Company and each Subsidiary provides to the Vendors’ Representatives (acting on behalf of the Vendors) and the Vendor’s Accountants and, (if applicable) any Expert appointed under this schedule 8 reasonable access to all relevant assets, documents and records of the Company within their possession or control upon reasonable notice and during normal business hours for the purpose of enabling the Vendor’s Representatives (acting on behalf of the Vendors) and/or the Vendor’s Accountants and/or any Expert (if applicable) appointed under this schedule 8 to establish, review and verify the draft Completion Statement.  Without prejudice to the foregoing, the Purchaser shall give the Vendors’ Representatives (acting on behalf of the Vendors) and/or the Vendor’s Accountants and any Expert (if applicable) appointed under this schedule 8 all reasonable access to all additional information (including the working papers of each member of the Group or the Purchaser as appropriate) as the Vendors’ Representatives (acting on behalf of the Vendors) and/or the Vendors’ Accountants and/or any Expert (as the case may be) may reasonably require to enable them to decide whether or not they agree with the draft Completion Statement or (in the case of any Expert) to determine the Completion Statement.

5.                                       If the Vendors’ Representatives (acting on behalf of the Vendors) or the Vendors’ Accountants state in writing their agreement with the draft Completion Statement within the period provided in paragraph 3 above, the draft Completion Statement shall constitute the Completion Statement for the purposes of this agreement.  If the Vendors’ Representatives (acting on behalf of the Vendors) or the Vendors’ Accountants state in writing that they disagree with the draft Completion Statement within the period provided in paragraph 3 above, they shall provide reasonable details of the areas in dispute and paragraph 6 shall apply.  Unless the Vendors’ Representatives (acting on behalf of the Vendors) and the Purchaser agree on the draft Completion Statement, the decision of the independent firm of chartered accountants produced in accordance with paragraph 6 shall constitute the Completion Statement.  If the Vendors’ Representatives (acting on behalf of the Vendors) or the Vendors’ Accountants do not give the Purchaser a statement in accordance with this paragraph 5 within the period provided in paragraph 3 above, the draft Completion Statement shall be deemed to constitute the Completion Statement for the purposes of this agreement.

6.                                       If within 14 days starting on the day after receipt by the Purchaser from the Vendors’ Representatives or the Vendors’ Accountants of a statement that they (on behalf of the Vendors) disagree with the draft Completion Statement referred to in paragraph 5, the Vendors’ Representatives (acting on behalf of the Vendors) and the Purchaser have not agreed on the draft Completion Statement and/or the Vendors’ Representatives (acting on behalf of the Vendors) and the Purchaser have not agreed on the amount of any payment payable pursuant to clause 3 of this agreement, the following provisions shall apply.  Either the Purchaser or the Vendors’ Representatives (acting on behalf of the Vendors) may refer those areas still in dispute on the draft Completion Statement to an independent firm of chartered accountants agreed by them or, in default of agreement within 28 calendar days of the date of receipt of the statement from the Vendors’ Representatives (acting on behalf of the Vendors) or from the Vendors’ Accountants (as the case may be), shall refer those areas still in dispute to an independent firm of chartered accountants nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales (“Expert”), on the basis that the Expert is to make a decision on those areas still in dispute on the draft Completion Statement within 28 calendar days starting on the day after receiving the reference.  In a reference, the Expert shall act as an expert and not as an arbitrator.  The decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the parties.  The party or parties responsible for the Expert’s costs in respect of a reference shall be determined by the Expert or in the absence of any determination shall be split equally between the Purchaser and the Vendors.

7.                                       Each of the Vendors irrevocably and unconditionally agrees:

7.1           that the Vendors’ Representatives are appointed as their agents and shall have complete authority and full decision making power to act on their behalf (and where appropriate to instruct the Vendors’ Accountants and/or the Vendors’ Solicitors) without any need to consult with, refer back to, obtain the views of or seek the consent or agreement of any of the Vendors to any steps or actions decided upon, taken or to be taken on their behalf by the Vendors’ Representatives; and

7.2           to indemnify and keep indemnified on demand the Vendors’ Representatives in the proportions set out opposite their respective names in column (4) of Schedule 1 against any costs or liabilities that the Vendors’ Representatives may incur as a result of acting as agents of the Vendors in respect of taking any such decisions, steps or actions referred to in this schedule 8.

Part 2

Specific accounting policies to be adopted in drawing up the Completion Statement

The Completion Statement shall be prepared under the historical cost convention and in accordance with applicable accounting standards.

The following principal accounting policies shall be applied in the preparation of the Completion Statement:

1.                                      Turnover

Turnover shall represent the value of work done on contracts and sales to external customers at invoiced amounts less value added tax or local taxes on sales.

2.                                      Revaluation

For the purpose of the Completion Statement the Steyr tooling will be revalued upwards by £300,000.

3.                                      Depreciation

Depreciation is to be provided to write off the valuation or cost, less estimated residual values, of all tangible fixed assets evenly over their expected useful lives.  It shall be calculated at the following rates:

•              Leasehold improvements:    over the length of the lease

•              Plant and machinery:    25% on a reducing balance basis per annum and 33.3% on a straight line basis per annum

•              Motor vehicles:    25% on a reducing balance basis per annum

•              Fixtures and fittings:    15% on a reducing balance basis per annum

•              Computer equipment:    33.3% on a straight line basis per annum

4.                                      Intellectual property rights

Acquired intellectual property rights are to be capitalised and amortised over their expected useful lives of 20 years.

5.                                      Development expenditure

Development costs are charged to the profit and loss account in the year of expenditure, unless individual projects satisfy all of the following criteria:

•              the project is clearly defined and related expenditure is separately identifiable;

•              the project is technically feasible and commercially viable;

•              current and future costs are expected to be exceeded by future sales; and

•              adequate resources exist for the project to be completed.

In such circumstances the costs are carried forward and amortised over a period not exceeding five years commencing in the year the company starts to benefit from the expenditure.

6.                                      Stocks

Stocks are valued at the lower of cost and net realisable value.  Cost is based on the standard costs of purchase.  Net realisable value is based on estimated selling price less additional costs to completion and disposal.

Work in progress is valued at the lower of cost and net realisable value.  Cost includes the cost of purchases and an element of labour costs directly attributable to the job.  Net realisable value is based on estimated selling price less cost to completion and disposal.

Long term contracts are assessed on a contract by contract basis and are reflected in the profit and loss account by recording turnover and related costs as contract activity progresses.  Where the outcome of each long term contract can be assessed with reasonable certainty before its conclusion, the attributable profit is recognised in the profit and loss account as the difference between the reported turnover and related costs for that contract.

7.                                      Leased assets

Where assets are financed by leasing arrangements that give rights approximating to ownership (finance leases), the assets are treated as if they had been purchased outright.  The amount capitalised is the present value of the minimum lease payments payable during the lease term.  The corresponding leasing commitments are shown as amounts payable to the lessor.  Depreciation on the relevant assets is charged to the profit and loss account.

Lease payments are analysed between capital and interest components.  The interest element of the payment is charged to the profit and loss account over the period of the lease and is calculated so that it represents a constant proportion of the balance of capital repayments outstanding.  The capital part reduces the amounts payable to the lessor.

All other leases are treated as operating leases.  Their annual rentals are charged to the profit and loss account on a straight line basis over the term of the lease.

8.                                      Deferred taxation

Deferred tax balances are recognised in respect of all timing differences that have originated but not reversed by the date of Completion except that the recognition of deferred tax assets is limited to the extent that the company anticipates making sufficient taxable profits in the future to absorb the reversal of the underlying tax losses.

Deferred tax balances are not discounted.

Deferred tax in the completion accounts is to be provided in Automotive Technik Limited at £581,000.

9.                                      Foreign currency

Foreign currency transactions are translated into sterling at the rates ruling when they occurred.  Foreign currency monetary assets and liabilities are translated at the rates ruling at the Completion Date.  Any differences are taken to the profit and loss account.

10.                               Pension cost

Contributions to the defined contribution pension scheme are charged to the profit and loss account in the period in which they become payable.

11.                               Income recognition

For the avoidance of doubt, turnover and profit relating to the sale of each vehicle under the New Zealand Contracts is recognised in full when the vehicle has passed the initial factory acceptance test at the Guildford premises.

On all UK contracts, turnover and profit is recognised in full on completion of the UK Ministry of Defence form 640.

12.                               Warranty costs

The directors have considered their liability for warranty costs and have determined it be immaterial in the context of the company’s business. Warranty costs are therefore accounted for on an arising basis.

13.                               Slow Moving Stock

At 31 December 2004, the company had stock with a value in the accounts of £221,532 that had not moved for a period of more than 12 months. The company has reviewed these items and considers them to be recoverable either against commitments under existing contracts or against expected future contracts.

A separate obsolete stock provision of £77,460 has been recognised for items that are known to be obsolete.

The directors provide for slow moving stock based on a review of items that have not moved for 12 months.

14.                               Provision For Bad Debts

15.                               The provision for Bad Debts shall be the same as provided at 31 March 2005.

16.                               Other

The Completion Statement shall reflect the adjustments required in respect of directors’ sales bonuses, monies received from options and the employer’s portion of NIC arising in connection with the exercise by certain individuals of option over shares in the Company on or around the date of this agreement.

The Completion Statement shall not include any Outstanding Indebtedness or any equivalent amounts owed by any Group Company in substitution therefor.

Part 3

Format of Completion Statement

Part 3 of this Schedule is omitted in accordance with Item 601(b)(2) of Regulation S-K.

Part 3 of this Schedule will be provided by Stewart & Stevenson Services, Inc. to the Securities and Exchange Commission upon request.

SIGNED (but not delivered until the date hereof))	/s/ Alan Mawer
as a deed by Alan Mawer in the presence of:	)

SIGNED (but not delivered until the date hereof))	/s/ David Findlay
as a deed by David Donald Findlay in the	)
presence of:	)

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley (pursuant to power of attorney)
as a deed by Penelope Stearn in the presence of:	)

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley (pursuant to power of attorney)
as a deed by David Riley in the presence of:	)

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley (pursuant to power of attorney)
as a deed by Jean Gauntlett in the presence of:	)
)

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley (pursuant to power of attorney)
as a deed by Sarah Fenton in the presence of:	)
)

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley (pursuant to power of attorney)
as a deed by Michael Gauntlett in the presence of:	)
)

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley (pursuant to power of attorney)
as a deed by Mark Gauntlett in the presence of:	)
)

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley (pursuant to power of attorney)
as a deed by Richard Gauntlett in the presence of:	)
)

SIGNED (but not delivered until the date hereof))	/s/ Sir Colin Chandler
as a deed by Sir Colin Michael Chandler in the	)
presence of:	)

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley
as a deed by Alan Winston Stanley in the	)
presence of:

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley (pursuant to power of attorney)
as a deed by Gary Risk in the presence of:	)

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley (pursuant to power of attorney)
as a deed by Jonathan Etherington in the presence	)
of:	)

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley (pursuant to power of attorney)
as a deed by Tim Lightfoot in the presence of:	)

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley (pursuant to power of attorney)
as a deed by Bill Waddell in the presence of:	)

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley (pursuant to power of attorney)
as a deed by Gavin Ford in the presence of:	)

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley (pursuant to power of attorney)
as a deed by Mark Grantham in the presence of:	)

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley (pursuant to power of attorney)
as a deed by Mark Dickinson in the presence of:	)

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley (pursuant to power of attorney)
as a deed by David Basham in the presence of:	)

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley (pursuant to power of attorney)
as a deed by Diana Basham in the presence of:	)

SIGNED (but not delivered until the date hereof))	/s/ Alan Stanley (pursuant to power of attorney)
as a deed by Joseph William Birkett in the	)
presence of:	)

SIGNED (but not delivered until the date hereof))	/s/ Simon Gurney
as a deed by Simon John Okey Gurney in the	)
presence of:	)

SIGNED (but not delivered until the date hereof))	s/ Alan Stanley (pursuant to power of attorney)
as a deed by Linda Gurney in the presence of:	)
)

SIGNED (but not delivered until the date hereof))		/s/ Alan Stanley (pursuant to power of attorney)
as a deed by Gary Christopher Mawer in the		)
presence of:		)

EXECUTED (but not delivered until the date hereof) as a deed by Bamboo Investments plc acting by two directors or one director and the secretary:		) ) ) )

Director	/s/ James Stoddart

Secretary	/s/ Cathy Kinnear

EXECUTED (but not delivered until the date hereof) as a deed by Close Brothers Development VCT Plc acting by two directors or one director and the secretary:		) ) ) )

Director	/s/ Roderick Davidson

Secretary	/s/ Cathy Kinnear

EXECUTED (but not delivered until the date hereof) as a deed by Close Technology & General VCT Plc acting by two directors or one director and the secretary:		) ) ) )

Director	/s/ Patrick Reeve

Secretary	/s/ Cathy Kinnear

EXECUTED (but not delivered until the date hereof) by Stewart & Stevenson TVS UK Limited acting by two directors or one director and the secretary:		) ) ) )

Director	/s/ Dennis M. Dellinger)

Director	/s/ Ralph T. Tierno III